UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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UNIVERSAL TECHNICAL INSTITUTE, INC.
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UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500
Dear Fellow Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), to be held at 8:00 a.m. local time on Wednesday, March 7, 2018, at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
We have attached a notice of meeting and a proxy statement that contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UTI. We look forward to seeing you at the Annual Meeting.

Sincerely, /s/ Robert T. DeVincenzi Robert T. DeVincenzi Chairman of the Board of Directors
January 17, 2018

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the holders of common stock of Universal Technical Institute, Inc.:
The 2018 Annual Meeting of Stockholders ("Annual Meeting") of Universal Technical Institute, Inc. (the “Company”) will be held at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254 on Wednesday, March 7, 2018 at 8:00 a.m. local time for the following purposes:
1. To elect four directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2018.
3. To consider and act upon such other business as may properly come before the meeting.
Only stockholders of record at the close of business on January 8, 2018 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for 10 days prior to the meeting at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 7, 2018. The Proxy Statement and UTI’s Annual Report on Form 10-K for fiscal year 2017 are available electronically at http://www.envisionreports.com/uti.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors, /s/ Chad A. Freed Chad A. Freed General Counsel, Executive Vice President of Corporate Development and Secretary
Scottsdale, Arizona
January 17, 2018

UNIVERSAL TECHNICAL INSTITUTE, INC.
16220 North Scottsdale Road
Suite 100
Scottsdale, Arizona 85254
(623) 445-9500

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
March 7, 2018
General Information
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), of proxies for use in voting at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on March 7, 2018 at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, and any adjournment or postponement thereof. On or about January 22, 2018, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (the “2017 Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting. The date of this Proxy Statement is January 17, 2018.
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2017 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If a stockholder would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, such stockholder should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to our stockholders.
We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.
Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, or by attending the Annual Meeting and voting in person.
At the close of business on January 8, 2018, there were 25,013,748 shares of our common stock and 700,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Only stockholders of record on January 8, 2018 will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of common stock, and not as a separate class, on an as-converted basis. The shares of Series A Preferred Stock are currently convertible into an aggregate of 21,021,021 shares of common stock. However, prior to the receipt of regulatory approval (as provided in the Certificate of Designations), the Series A Preferred Stock may only be voted to the extent that the aggregate voting power of all the Series A Preferred Stock and any common stock issued upon conversion thereof does not exceed 4.99% of the aggregate voting power of all of our voting stock outstanding at the close of business on June 24, 2016. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of 1,289,576 votes on each matter voted upon. Votes may not be cumulated. As such, the total number of shares entitled to vote at the Annual Meeting is 26,303,324.

Voting Information
The presence, in person or by proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote and they count toward the quorum.
Voting without attending the Annual Meeting can be done in the following ways:

•
Internet. A proxy can be submitted over the Internet to vote shares at the Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form if a printed set of proxy materials were requested and received.

•
Telephone. If a printed set of proxy materials were requested and received, a proxy can be submitted over the telephone to vote shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials received. If only a Notice of Internet Availability was received, a proxy can be submitted over the telephone to vote shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

•
Mail. If a printed set of proxy materials were requested and received, a proxy can be submitted by mail to vote shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials received.

Submissions of proxy via telephone or internet must be received by 11:59 p.m. Eastern Time on March 6, 2018 in order for the shares to be voted at the Annual Meeting. However, a stockholder of record who received a printed copy of the proxy materials may instead mark, sign, date and return the proxy card so that it is received by the Company before the polls close at the Annual Meeting in order for shares to be voted at the Annual Meeting. Stockholders of shares held in street name must comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds the shares.
Brokers, banks or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owners, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.
Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.

Election of Directors. Our Bylaws provide that in a non-contested election, each director nominee must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. Accordingly, abstentions will have no effect on the election of a director. Pursuant to our Corporate Governance Guidelines, the Board of Directors expects any director nominee who is an incumbent director and is not re-elected to promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Uninstructed shares are not entitled to vote on the election of directors.
Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018. Uninstructed shares are entitled to vote on this matter. Abstentions will have the same effect as a vote against ratification of the appointment of our independent registered public accounting firm.
Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. As of the date of this Proxy Statement, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.
Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the Annual Meeting. If you submit a proxy or voting instruction form by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Board of Directors Structure. Our Board of Directors currently has 11 members, the majority of whom are independent directors. The Board of Directors is divided into three classes. Directors in each class serve three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Blaszkiewicz, Conrad and DeVincenzi and Ms. McWaters serve as Class I Directors, Messrs. Lennox, Penske and White and Ms. Srere serve as Class II Directors and Messrs. Paige, Shackelton and Trammell serve as Class III Directors.
Nominees for Election at this Annual Meeting. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Lennox, Penske and White and Ms. Srere for re-election as Class II Directors, each to serve a three-year term ending in 2021, or until the director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Lennox, Penske and White and Ms. Srere as directors.

Director Nominees. The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as directors, including in each case their current membership on committees of the Board of Directors, year first elected a director and principal occupations or affiliations during the last five years, other directorships currently held or held during the past five years and the experiences, qualifications, attributes or skills that each nominee and director brings to our Board of Directors. We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company.

Name/Title	Age	Board Committees	Elected to UTI Board
Lieutenant General William J. Lennox, Jr.	68	Compensation Committee; Government Affairs and Public Policy Committee	2014
Roger S. Penske	80	Nominating and Corporate Governance Committee; Government Affairs and Public Policy Committee	2002
Linda J. Srere	62	Compensation Committee; Nominating and Corporate Governance Committee	2005
John C. White	69	None	1997

Lieutenant General William J. Lennox, Jr.
Lieutenant General William J. Lennox, Jr. (USA Ret.) has served as a director on our Board of Directors since January 2014. Mr. Lennox has served as President of Saint Leo University since July 2015. Mr. Lennox served as Chief Executive Officer of Lennox Strategies, LLC, a consulting company and personal business venture, from 2012 to 2015. From 2006 to 2012, Mr. Lennox served as Senior Vice President, Washington, D.C., for Goodrich Corporation, a Fortune 500 aerospace firm. Prior to his position at Goodrich Corporation, Mr. Lennox served approximately 35 years in the United States Army, culminating as Superintendent of the United States Military Academy at West Point. Mr. Lennox currently serves on the Board of Princeton Power Systems, a privately held manufacturer of advanced power conversion products and alternative energy systems. Mr. Lennox received a bachelor’s degree in international affairs from the United States Military Academy at West Point, as well as a master’s degree and Ph.D. in literature from Princeton University. Mr. Lennox’s exceptional military career and his expertise in developing and managing strategic relationships between the private sector and government entities brings a unique set of experiences and capabilities to the Board.

Roger S. Penske
Roger S. Penske has served as a director on our Board of Directors since 2002. Mr. Penske has served as Chairman of the Board of Directors and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board of Directors and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of Business Leaders for Michigan and Downtown Detroit Partnership. Mr. Penske has also served as a director of General Electric Company during the last five years. Mr. Penske has executive management experience in the automotive industry and experience as a public company director. Mr. Penske brings to the Board of Directors high-level connections to various automotive companies and extensive experience in and understanding of the automotive retail industry.

Linda J. Srere
Linda J. Srere has served as a director on our Board of Directors since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. For 11 years, until July 2012, Ms. Srere was a director of Electronic Arts Inc. During her tenure, she served on its compensation and its nominating and governance committees. Ms. Srere also served as a director of aQuantive, Inc., which was sold to Microsoft in 2007. She currently sits on the Investor and Executive Council of DCubed Group, a private market investment firm. Ms. Srere brings to the Board of Directors marketing, strategic and business leadership skills from her career in marketing and advertising.

John C. White
John C. White has served as a director on our Board of Directors since 1997. Mr. White served as Chairman of our Board of Directors from October 2005 until December 2013. From October 2003 to September 2005, Mr. White served as our Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 2003, Mr. White served as our Chief Strategic Planning Officer and Co-Chairman of our Board of Directors. From 1997 to March 2002, Mr. White served as our Chief Strategic Planning Officer and Chairman of our Board of Directors. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White has experience in the post-secondary technical education services industry and has experience involving accreditation issues. Mr. White has assisted with our strategic planning, both as a director and as an employee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" EACH OF THESE NOMINEES

Continuing Directors. The terms of Messrs. Paige, Shackelton and Trammell are scheduled to end in 2019, and the terms of Messrs. Blaszkiewicz, Conrad and DeVincenzi and Ms. McWaters are scheduled to end in 2020.

David A. Blaszkiewicz, age 49, has served as a director on our Board of Directors since December 2011. Mr. Blaszkiewicz has served as the Chief Executive Officer of Invest Detroit, a leading economic development organization, and its predecessor companies since November 2014 and as President of Invest Detroit since 2001. Mr. Blaszkiewicz served as President and Chief Executive Officer of Downtown Detroit Partnership, Inc., a private/public partnership of corporate and civic leaders engaged in key community revitalization efforts, from February 2011 to June 2014. In addition, Mr. Blaszkiewicz currently serves on the board of a number of non-profit organizations, including the national New Markets Tax Credit Coalition, Detroit’s Downtown Development Authority, M-1 RAIL, Detroit Economic Growth Corporation and Detroit Community Loan Fund. Mr. Blaszkiewicz also served as Director of Finance and Secretary/Treasurer of Detroit Renaissance, Inc., an organization of CEOs now known as Business Leaders for Michigan, from 1994 through 2001. Mr. Blaszkiewicz received a BS in Business from Wayne State University and received his MBA in 1998 from Michigan State University. Mr. Blaszkiewicz brings to the Board significant financial, commercial real estate and development expertise as well as municipal and private investment experience.
Conrad A. Conrad, age 71, has served as a director on our Board of Directors since February 2004, also serving as our Lead Director from December 2013 to September 2017, as the Chairman of the Audit Committee from 2004 to 2012 and as a member of the Compensation Committee from 2004 to 2015. Mr. Conrad served as a director of Rural/Metro Corporation until June 2011 and as a director of Fender Musical Instruments Corporation until April 2014. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. Prior to this, Mr. Conrad worked for 25 years with Quaker State Corporation, a leading manufacturer of branded automotive and consumer products and services, where he held multiple positions, most recently Vice Chairman and Chief Financial Officer. Mr. Conrad received an AB in Accounting from The College of William & Mary. As a former chief financial officer for a public company, Mr. Conrad has experience in finance and accounting, particularly as it applies to public companies such as UTI. His prior positions with Quaker State gave him insight into the automotive products and services market. Mr. Conrad also served as the chairman of the board of Rural/Metro Corporation, which experience aids his service to our Board of Directors. Mr. Conrad qualifies as an audit committee financial expert under SEC guidelines.
Robert T. DeVincenzi, age 58, has served as a director on our Board of Directors since April 2017 and has served as the Chairman of our Board of Directors since September 2017. Mr. DeVincenzi has served as a non-executive member of the Board of Directors of Redflex Holdings Limited, which focuses on road, vehicle and pedestrian safety products and services, and as Chairman of the Risk and Compliance Committee since 2014. From 2012 to 2014, he served as Chief Executive Officer of Redflex Holdings Limited. Additionally, Mr. DeVincenzi is a principal partner in Lupine Ventures, a business advisory firm that provides strategic consulting and corporate development advisory services, since 2014. Mr. DeVincenzi has also served as an Adjunct Professor of Entrepreneurship and Business Ethics at California State University, Monterey Bay since 2014. From 2008 to 2012, Mr. DeVincenzi served as President and Chief Executive Officer of LaserCard Corporation, a global biometric identification systems business. Prior to his position at LaserCard Corporation, Mr. DeVincenzi held positions in a variety of high technology enterprises, including Solectron, Inc., Inkra Networks Inc. and Ignis Optics Inc. Mr. DeVincenzi served on the Board of IBIS Healthcare from January 2015 to May 2017. Mr. DeVincenzi received a Master of Arts degree from Gonzaga University in Organizational Leadership, a Bachelor of Science degree in Business Administration from California State University, San Luis Obispo and has completed various executive educations programs at Duke University, Northwestern University and Massachusetts Institute of Technology. Mr. DeVincenzi is a certified public company director (ACCD) and has completed Directors College at Stanford University. Mr. DeVincenzi brings to the Board of Directors significant business leadership and strategy development experience as well as public company board expertise. Mr. DeVincenzi qualifies as an audit committee financial expert under SEC guidelines.
Kimberly J. McWaters, age 53, has served as our Chief Executive Officer since October 2003, as President since September 2016 and as a director on our Board of Directors since 2005. Ms. McWaters served as Chairman of our Board of Directors from December 2013 to September 2017, served as our President from 2000 to March 2011 and previously served on our Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters has also served as a director Mobile Mini, Inc. since August 2014 and as a director of Penske Automotive Group, Inc. since December 2004. Ms. McWaters received a BS in Business Administration from the University of Phoenix. As a long-time employee of UTI, Ms. McWaters brings to the Board of Directors an understanding of the organization and experience in the post-secondary technical education services industry.
Dr. Roderick R. Paige, age 84, has served as a director on our Board of Directors since September 2010. Dr. Paige has served as the Interim President of Jackson State University since November 2016. Dr. Paige was a founder of the Chartwell Education Group, LLC, an education consulting firm, and served as its Chairman from 2005 to 2009. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the United States Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige also served as a director of News Corporation during the last five years and was a member of its compensation committee. Dr. Paige also has significant experience in the education industry, including 10 years as the dean of a college of education, four years as trustee of a 200,000 student school district and approximately seven years as the Superintendent of Schools of the Houston Independent School District. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University. Dr. Paige brings to the Board of Directors governmental regulatory and leadership experience and contacts in the education industry.
Christopher S. Shackelton, age 38, has served as a director on our Board of Directors since June 2016. Mr. Shackelton is co-founder and managing partner of Coliseum Capital Management, LLC. Mr. Shackelton has served as Chairman of the Board of Providence Service Corp. since November 2012 and has served on its board of directors since July 2012. Mr. Shackelton has also served as a director of BioScrip, Inc. since March 2015, and as a director of a number of privately held companies. Previously, Mr. Shackelton was Chairman of Rural/Metro Corp, from December 2010 to June 2011 and served on the board of Advanced Emissions Solutions, Inc. from July 2014 to June 2016, of Interstate Hotels & Resorts, Inc., from February 2009 through March 2010, and of LHC Group, Inc., from November 2012 to August 2017. Prior to these positions, Mr. Shackelton worked at Watershed Asset Management and Morgan Stanley & Co. He received a bachelor's degree in economics from Yale University. Mr. Shackelton brings to the Board of Directors significant financial, investing, and accounting experience in addition to his experience serving on the boards of other public companies.
Kenneth R. Trammell, age 57, has served as a director on our Board of Directors since June 2011. Mr. Trammell has served as the Chief Financial Officer of Tenneco Inc., a publicly traded manufacturer of vehicle components and systems, since September 2003, and Controller from 1997 through 2003. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP. Mr. Trammell received a BBA in accounting from the University of Houston. Mr. Trammell has significant business experience in the original equipment and aftermarket automotive parts industry for more than 20 years. He also has considerable experience in financial reporting, accounting, internal controls, capital markets transactions, investor relations and operations finance. Mr. Trammell qualifies as an audit committee financial expert under SEC guidelines.
There are no family relationships among any of our directors and executive officers.

Pursuant to Section 5(c) of the Series A Certificate of Designations, for so long as Coliseum Holdings I, LLC (“Coliseum”), its Affiliates or any of its or its Affiliates’ transferees approved by the Company beneficially own at least a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to designate one member to our Board of Directors who, subject to applicable law and regulations (including New York Stock Exchange listing standards) may be appointed to a minimum of two committees of our Board of Directors. On June 29, 2016, our Board of Directors, upon the designation by the holders of Series A Preferred Stock, and upon deeming such appointment to be in the best interests of the Company, elected Mr. Shackelton, a Managing Partner at Coliseum Capital Management, LLC

(“CCM”), to our Board of Directors. As Managing Partner and a co-founder of CCM, Mr. Shackelton has an indirect interest in the transaction whereby Coliseum purchased 700,000 shares of Series A Preferred Stock of the Company on June 24, 2016 for a total purchase price of $70,000,000. For additional information, please see “Certain Relationships and Related Transactions - Securities Purchase Agreement,” which is included elsewhere in this Proxy Statement.
Corporate Governance and Related Matters
Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; management runs the company’s day-to-day operations. Our Board of Directors currently consists of 11 directors.
Board Leadership Structure. Our Corporate Governance Guidelines provide that our Board of Directors is free to choose the Chairman of the Board in any manner that is in the best interests of UTI. In making leadership structure determinations, our Board of Directors considers many factors, including the specific characteristics and circumstances existing at that time, whether the role of Chairman should be separate from that of the Chief Executive Officer and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management. The Board believes that no single board leadership model is universally or permanently appropriate and will periodically review its Chair selection and whether or not that selection should remain in effect.
For the past four years, our President and Chief Executive Officer (Ms. McWaters) also served as the Chairman of the Board of Directors. During that time, the Board also had an independent Lead Director (Mr. Conrad). The Board believed that combining the positions of Chairman and Chief Executive Officer provided an efficient and effective leadership model, including clarity of leadership, effective decision-making and a firm link between management and the Board. In September 2017, as part of the Board’s regular evaluation of leadership roles and succession planning, the Board appointed Mr. DeVincenzi as non-executive Chairman of the Board of Directors.  Ms. McWaters stepped down as executive Chairman of the Board of Directors but continues in her roles as President, Chief Executive Officer and director, and Mr. Conrad stepped down as Lead Director but continues in his role as a director.  The Board believes that this separation of roles will provide more depth in our company’s leadership and additional strategic support to our President and Chief Executive Officer as she focuses on and navigates the business during this challenging time for our industry.

In addition to his responsibilities as a director generally, the Chairman of the Board has primary responsibility for Board leadership and administration, with a focus on Board meeting leadership, strategy discussions and management performance and accountability. The Chairman of the Board presides at all meetings of the Board and of the shareholders at which he or she is present. The Chairman of the Board performs other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board from time to time.

Our Corporate Governance Guidelines call for regular executive sessions of the non-management directors (those not employed by us). The Board of Directors believes that these regular executive sessions outside of the presence and influence of management ensure that non-management directors have sufficient opportunity to fully and candidly discuss ideas and issues regarding the Company, management’s performance and whether Board operations are satisfactory. The non-executive Chairman or the Lead Director, as applicable, will lead and preside over these non-management sessions and will organize and establish the agenda for these sessions. If the non-executive Chairman or Lead Director, as applicable, is absent or such positions are vacant, the independent directors will select from among them who will preside over any private sessions.

“Independent” Directors. Our Board of Directors has determined that Messrs. Blaszkiewicz, Conrad, DeVincenzi, Lennox, Paige, Penske and Trammell and Ms. Srere qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange (the “NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the Company, has no material relationships with the Company and has not engaged in various types of business dealings with the Company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board of Directors and discussed elsewhere in this Proxy Statement. The Board of Directors considers all relevant facts and circumstances in evaluating the independence of its members from management. Non-material business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and has affirmatively determined that each independent director meets the independence standard used by the Board of Directors. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and our management with regard to each director’s business and personal activities as they may relate to us and our management, including Ms. McWaters’ service on the board of directors of another entity for which one of the directors serves as chairman and chief executive officer. The Board of Directors also considered each director’s other relationships that do not involve us or our management such as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our directors is an affiliate and the service on the UTI Foundation board by the spouse of one of the independent directors.
“Independence” for Audit Committee and Compensation Committee Members and Audit Committee Financial Expert. As required by the NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the SEC for members of audit committees, and the members of our Compensation Committee each qualify as “independent” under special standards established by the NYSE for members of compensation committees. Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Conrad, Mr. DeVincenzi and Mr. Trammell have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s, Mr. DeVincenzi's and Mr. Trammell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad, Mr. DeVincenzi or Mr. Trammell any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and the designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.
Board’s Role in Risk Oversight. The Board of Directors as a whole is responsible for risk management oversight of the Company and in ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates Company risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees, which are comprised of only independent directors. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.
Board Meetings
Our Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors has delegated various responsibilities and authority to different Board committees as described elsewhere in this Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management directors.
In fiscal 2017, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate of the Board of Director meetings and meetings of committees on which such director served during the director’s tenure as a director and committee member.
Board Committees and Charters
We currently have four standing Board committees: Audit, Compensation, Nominating and Corporate Governance and Government Affairs and Public Policy. Each member of the Audit, Compensation, Nominating and Corporate Governance and Government Affairs and Public Policy Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
The current committee membership is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Affairs and Public Policy Committee
David A. Blaszkiewicz	✓	Chair
Conrad A. Conrad	✓
Robert T. DeVincenzi	✓		✓
LTG (R) William J. Lennox, Jr.		✓		Chair
Roderick R. Paige			✓	✓
Roger S. Penske			✓	✓
Linda J. Srere		✓	Chair
Kenneth R. Trammell	Chair

Audit Committee. Messrs. Blaszkiewicz, Alan E. Cabito, Conrad, DeVincenzi and Trammell served as members of our Audit Committee during fiscal 2017. Mr. Cabito retired from our Board of Directors in December 2016. The Board of Directors has determined that Messrs. Blaszkiewicz and Cabito are financially literate and that Messrs. Conrad, DeVincenzi and Trammell are financial experts and that each satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things, our accounting and financial reporting processes, the reliability of our financial statements, the effective evaluation and management of our financial risks, our compliance with laws and regulations, and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met eight times during fiscal 2017. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.
Compensation Committee. Messrs. Blaszkiewicz and Lennox and Ms. Srere served as members of our Compensation Committee during fiscal 2017. The Board of Directors has determined that each of Messrs. Blaszkiewicz and Lennox and Ms. Srere satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things, developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board of Directors for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determining the Chief Executive Officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board of Directors compensation for our non-management directors; and reviewing and recommending employment agreements, severance arrangements and change in control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to the Board of Directors. The Compensation Committee met nine times during fiscal 2017.
Our Board of Directors has adopted a charter for the Compensation Committee that provides, among other things, that the Compensation Committee may, at its discretion, utilize consultants, counsel or other advisers to assist the Compensation Committee in fulfilling its duties. Pursuant to its written charter, the Compensation Committee has the sole authority to retain, obtain the advice of or terminate any such consultant, counsel or other adviser, including sole authority to approve the fees and other retention terms. The Compensation Committee retained Compensia, Inc. (“Compensia”) to assist as independent compensation consultants. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis - Role of Compensation Consultants,” which is included elsewhere in this Proxy Statement. Other than their review and analysis of officer and director compensation or as otherwise discussed in this Proxy Statement, Compensia did not provide any additional services to us during the 2017 fiscal year.
Nominating and Corporate Governance Committee. Messrs. Cabito, DeVincenzi, Paige and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2017. Mr. Cabito retired from our Board of Directors in December 2016. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things, identifying individuals qualified to serve as directors of UTI; recommending qualified individuals for election to the Board of Directors at the annual meeting of stockholders; recommending to the Board of Directors those directors to serve on each of the Board committees; recommending a set of corporate governance guidelines to the Board of Directors; reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board of Directors; reviewing periodically the Board of Director’s committee structure and operations and the working relationship between each committee and the Board of Directors; and considering, discussing and recommending ways to improve the Board of Director’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director

Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254. The Nominating and Corporate Governance Committee met six times during fiscal 2017.
Government Affairs and Public Policy Committee. Messrs. Lennox, Penske and Paige served as members of our Government Affairs and Public Policy Committee during fiscal 2017. The Board of Directors has determined that each member of the Government Affairs and Public Policy Committee satisfies the independence requirements of the NYSE. The Government Affairs and Public Policy Committee has the responsibility for, among other things, identifying, evaluating and reviewing legislative, regulatory, governmental and public policy matters and trends that may impact our strategic business goals, activities and performance; evaluating and reviewing our strategic governmental affairs and public policy mission and objectives and developing recommendations to allow our company to effectively achieve strategic business goals; providing tactical assistance to manage and to support our governmental affairs and public policy mission and objectives and achievement of strategic business goals; and reviewing the policies, practices and priorities of our political action committee. The Government Affairs and Public Policy Committee met four times during fiscal 2017.
Director Qualifications and Review of Director Nominees
The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.
To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as directors, the Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, such as business, education, marketing, finance, government or law, and should be individuals of high integrity and independence with substantial accomplishments. The Committee does not assign specific weights to any particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In connection with each director nomination recommendation, the Committee considers the issue of continuing director tenure and whether the Board of Directors will be exposed to new ideas and viewpoints and will maintain willingness to critically examine the status quo.
In connection with director nominations, the Committee also considers the nominees’ roles in (i) assisting with our business strategy, (ii) overseeing our efforts in complying with the disclosure requirements of the SEC and the NYSE, (iii) assisting in improving our internal controls and disclosure controls and (iv) overseeing our corporate governance and leadership structure.

The Committee shall consider nominees recommended by stockholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Pursuant to the Company’s Bylaws, a stockholder may nominate a person for election to the Board by making timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Company at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper written form, such stockholder’s notice to the Secretary shall set forth in writing (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected as well as (i) such person’s name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) a statement as to whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for re-election at the next meeting which such person would face re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Company’s Corporate Governance Guidelines, and (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (b) as to such stockholder (i) the name and address, as they appear on the Company’s books, of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and any material interest of such stockholder and owner and (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice to the Secretary by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.
Board Attendance at Annual Stockholder Meetings
While all directors are encouraged to attend our annual stockholder meetings, the Board of Directors does not have a formal policy with respect to such attendance. All directors attended last year’s annual meeting of stockholders.
Communication with the Board of Directors
Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the directors as a group, the non-management directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
Code of Conduct; Corporate Governance Guidelines
We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code of Conduct”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Conduct is posted on our website at www.uti.edu under the “Investors - Corporate Governance” captions.
We will provide a copy of the Code of Conduct upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website at www.uti.edu under the “Investors - Corporate Governance - Board of Directors” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at the address indicated above and on the first page of this Proxy Statement.
Compensation of Non-Management Directors
In fiscal 2017, our non-management directors received a $35,000 annual retainer. Each non-management director also received an annual award under our 2003 Incentive Compensation Plan (the “2003 Plan”) of shares of the Company’s common stock equal to approximately $50,000 on the date of grant. In addition, each non-management director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-management directors utilizing private aircraft. Upon election or appointment to the Board of Directors, our new non-management directors receive an award of shares of the Company's common stock equal to the annual award amount, pro-rated from the date of election or appointment.
The non-executive Chairman of the Board receives an additional annual retainer of $50,000. The Lead Director, if any, receives an additional annual retainer of $20,000. The chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $12,000, the chairperson of the Compensation Committee receives an additional annual retainer of $15,000, the chairperson of the Audit Committee receives an additional annual retainer of $20,000 and the chairperson of the Government Affairs and Public Policy Committee receives an additional annual retainer of $25,000. The non-chairperson directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $6,000. The non-chairperson directors serving on the Audit Committee each receive an additional annual retainer of $8,000. The non-chairperson directors serving on the Government Affairs and Public Policy Committee each receive an additional annual retainer of $8,000. No director receives additional compensation for meeting attendance. Directors who are also officers do not receive any separate compensation for serving as directors.

Our non-management directors are also eligible to participate in a non-qualified deferred compensation plan. The Company offers this non-qualified deferred compensation plan to allow the directors to set aside a portion of their income for retirement on a pre-tax basis. A non-management director may defer up to 100% of cash Board compensation earned in the calendar year. The non-qualified deferred compensation plan is more fully discussed in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

The following table sets forth a summary of the compensation we paid to our non-management directors in fiscal 2017.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
David A. Blaszkiewicz	56,667	50,001	—	106,668
Alan E. Cabito (2)	12,250	—	—	12,250
Conrad A. Conrad (3)	63,000	50,001	—	113,001
Robert T. DeVincenzi (4)	20,709	41,669		62,378
LTG (R) William J. Lennox, Jr.	66,000	50,001	—	116,001
Roderick R. Paige	49,000	50,001	—	99,001
Roger S. Penske	49,000 (5)	50,001	—	99,001
Christopher S. Shackelton (6)	35,000	—	50,000	85,000
Linda J. Srere	53,000	50,001	—	103,001
Kenneth R. Trammell	55,000	50,001	—	105,001
John C. White	35,000	50,001	—	85,001
______________________________
(1)
Represents the aggregate grant date fair value of awards issued under the 2003 Plan computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). The annual grant was based on 14,286 shares at the closing price on March 1, 2017 of $3.50. The grant for Mr. DeVincenzi was based on 11,262 shares at a closing price on June 8, 2017 of $3.70.

(2)	Mr. Cabito retired from our Board of Directors in December 2016.
(3)	Mr. Conrad stepped down as Lead Director in September 2017.
(4)	Mr. DeVincenzi joined our Board of Directors in April 2017 and was appointed Chairman of our Board of Directors in September 2017.
(5)	Mr. Penske elected to defer $49,000 of fees into the Universal Technical Institute Deferred Compensation Plan.
(6)
Pursuant to CCM’s company policy, Mr. Shackelton may not personally benefit from compensation he receives for serving as a director of any company in which CCM holds an equity interest. Mr. Shackelton has agreed that such compensation shall inure to the benefit of Coliseum Capital Partners, L.P. (“CCP”), an investment limited partnership of which Coliseum Capital, LLC (“CC”) is general partner and for which CCM serves as an investment advisor. Further, we have agreed with Mr. Shackelton to provide such compensation in cash to avoid the complexity and expense of unregistered equity issuances as well as to avoid potential accumulations of common stock by CCM and its affiliates.

Indemnification. We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We have also entered into agreements with our directors, contractually obligating us to provide this indemnification to them.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the year ending September 30, 2018 and of our internal control over financial reporting as of September 30, 2018. In taking this action, the Audit Committee considered Deloitte & Touche LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.
Audit Fees and Audit-Related Fees
As more fully described below, all services provided by our independent registered public accounting firm are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.
The following table shows fees that were accrued for audit and other services provided by Deloitte & Touche LLP for fiscal 2017 and 2016 and by PricewaterhouseCoopers LLP for fiscal 2016:

	2017	2016
Audit Fees	$894,422	$870,007
Audit-Related Fees	19,500	—
Tax Fees	101,728	56,914
All Other Fees	99,671	2,000
Total	$1,115,321	$928,921

Audit Fees. Audit fees for the years ended September 30, 2017 and 2016 related primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K and for the limited reviews of the financial information included in our Quarterly Reports on Form 10-Q. For 2016, we were billed $828,399 by Deloitte & Touche LLP for audit fees for the period. For 2016, we paid $41,608 to PricewaterhouseCoopers LLP for transition type services (e.g., consent, review of workpapers, etc.) in connection with our change to Deloitte & Touche LLP.
Audit-Related Fees. Audit-related fees for the year ended September 30, 2017 related primarily to the work performed by Deloitte & Touche LLP for due diligence services.
Tax Fees. Tax fees for the years ended September 30, 2017 and 2016 related primarily to income tax compliance services, including technical and tax advice related to the review of tax returns.
All Other Fees. This amount includes advisory work performed by Deloitte & Touche LLP related to the new revenue recognition guidance contained in Accounting Standards Codification Topic 606. This amount also includes an annual fee paid to Deloitte & Touche LLP for information related to a registration statement completed du ring 2017 and an annual subscription for access to Deloitte & Touche LLP’s online database of accounting guidance issued by various standard-setting bodies in 2017 and 2016.
It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to any appropriate questions from stockholders.
Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm
Pre-Approval of Audit Services. The Audit Committee meets with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.
Pre-Approval of Non-Audit Services. The Audit Committee reviews and approves in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:
(a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and

(b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:
(i) that account, in the aggregate, for less than 5% of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services are provided;
(ii) that we did not recognize as “non-audit” services at the time of the engagement; and
(iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).
The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by us as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2017
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investors - Corporate Governance” captions. The Audit Committee met eight times during fiscal 2017. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.
In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by AU Section 380, Communication with Audit Committees (“AU 380”), with respect to annual financial statements, and AU Section 722, Interim Financial Information, with respect to quarterly financial statements.
The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU 380.
In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting and other matters required to be discussed by AU 380.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, for filing with the SEC.
The Audit Committee:

Kenneth R. Trammell (Chair)
David A. Blaszkiewicz
Conrad A. Conrad
Robert T. DeVincenzi

EQUITY COMPENSATION PLAN INFORMATION
We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Plan pursuant to which we may grant equity awards to eligible persons.
Management 2002 Stock Option Program. The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.
The 2002 Plan provides for the grant of incentive and non-qualified stock options to our employees and employees of related companies, including officers and management directors, and non-statutory options to other persons providing material services to us or related companies. A non-management director is not eligible to receive an award.
As of September 30, 2017, we had issued 690,152 shares of common stock upon the exercise of options granted under the 2002 Plan. We will not make any further grants under the 2002 Plan.
2003 Incentive Compensation Plan. The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan was amended by holders of the majority voting power of our voting stock at the 2012 Annual Meeting of Stockholders to, among other things, increase the number of shares issuable under the 2003 Plan to 5,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. The 2003 Plan was amended again by holders of the majority voting power of our voting stock at the 2017 Annual Meeting of Stockholders to increase the number of shares issuable under the 2003 Plan to 6,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events, and to provide for additional performance criteria under the 2003 Plan. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses.
Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.
As of September 30, 2017, we had issued 412,293 shares of common stock upon the exercise of options granted under the 2003 Plan, at a weighted average exercise price of $19.15 per share. There are no shares of common stock issuable pursuant to currently exercisable options granted under the 2003 Plan.
As of September 30, 2017, we had granted 2,971,705 shares of restricted stock awards under the 2003 Plan, of which 1,253,953 shares have been forfeited and 4,022 shares are still subject to restrictions. During the year ended September 30, 2017, restrictions lapsed with respect to 52,394 shares, of which 19,123 shares were withheld to settle individual participant tax obligations.
As of September 30, 2017, we had awarded 1,967,515 restricted stock units under the 2003 Plan, of which 811,758 shares have been forfeited and 522,730 shares remain unvested. During the year ended September 30, 2017, 381,145 restricted stock units vested, of which 156,864 shares were withheld to settle individual participant tax obligations.

As of September 30, 2017, we had awarded 131,653 performance stock units under the 2003 Plan, of which no shares have been forfeited and 131,653 shares remain unvested. During the year ended September 30, 2017, no performance stock units vested.

The following table summarizes our equity compensation plan information as of September 30, 2017. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by UTI stockholders	—	$—	2,400,881
Equity compensation plans not approved by UTI stockholders	—	—	—
Totals	—	$—	2,400,881

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our principal executive officer, principal financial officer, and the three other most highly compensated individuals who were serving as executive officers of the Company as of the end of fiscal 2017.

•	Kimberly J. McWaters, our President and Chief Executive Officer (our “CEO”);

•	Bryce H. Peterson, our Executive Vice President and Chief Financial Officer;

•	Sherrell E. Smith, our Executive Vice President of Admissions and Operations;

•	Chad A. Freed, our General Counsel and Executive Vice President of Corporate Development;

•	Piper P. Jameson, our Executive Vice President and Chief Marketing Officer.

These individuals are referred to herein as the “Named Executive Officers” or “NEOs.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at the specific compensation decisions for our executive officers for fiscal 2017.

The compensation of the NEOs for fiscal 2017 is set forth in “Executive Compensation - Fiscal 2017 Summary Compensation Table” and other tables contained in this Proxy Statement.

Executive Summary
Fiscal 2017 Business Highlights

Lower student population levels as we began fiscal 2017, combined with lower new student starts throughout the year, resulted in a 9.2% decline in our average undergraduate full-time student enrollment to approximately 10,900 students for the year ended September 30, 2017. Our revenues for fiscal 2017 were $324.3 million, a decrease of $22.8 million, or 6.6%, from fiscal 2016. We had an operating loss of $1.8 million compared to $18.6 million for the same period in the prior year. The improvement in our operating results was due to decreases in compensation, advertising, contract services, supplies and maintenance and depreciation and amortization expense. The Financial Improvement Plan that we implemented in September 2016, which included reductions in workforce impacting approximately 70 employees at our corporate office and approximately 75 employees at our campus locations, as well as changes to our marketing strategy and admissions structure and a number of process improvement initiatives, contributed to the year-over-year decline in operating expenses of approximately $39.7 million. These declines were partially offset by the decline in revenues, which were negatively impacted by the decline in our average undergraduate full-time student enrollment. We incurred a net loss of $8.1 million compared to $47.7 million in the prior year. During the year ended September 30, 2017, the valuation allowance on our deferred tax assets impacted income tax expense by $6.2 million.

Despite these financial challenges and continued uncertainties surrounding our industry, our business continues to be fundamentally strong:

•
Our graduate employment rate declined slightly from the prior year, with 86% of our fiscal 2016 graduates finding employment within one year of their graduation date. We continue to invest in our graduate employment teams and processes to more effectively assist our graduates in finding employment.[1]

•
We launched two new programs: our Welding Technology program opened at our Rancho Cucamonga, California campus in July 2017, and our Computer Numeric Control (CNC) Machining program opened at our NASCAR Tech campus in Mooresville, North Carolina in August 2017.

•	We began offering our associate level degree programs at our Rancho Cucamonga and Sacramento, California campuses.

•	In October 2017, we announced plans to open a new campus location in Bloomfield, New Jersey in the fall of 2018.

We continue to function without the use of any credit facility or ordinary course debt financing. We do have financing obligations related to certain of our real estate located in Lisle, Illinois and Long Beach, California, which are reflected on our Consolidated Balance Sheet included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

In response to the ongoing challenges to our business, we remain focused on operating our business as efficiently as possible and managing discretionary operating costs, seeking opportunities to expand into new geographic markets either organically or through strategic acquisitions, developing our strong industry relationships and improving our educational value proposition and affordability.

Key Management Changes in Fiscal 2017

Jeffry B. May, our former Senior Vice President of Marketing, left the Company effective February 11, 2017. In connection with his departure, Mr. May is receiving severance pursuant to our Severance Plan.

Effective February 14, 2017, Piper P. Jameson began serving as Executive Vice President and Chief Marketing Officer. Ms. Jameson was previously employed by UTI from 1996 to 2005, having served as our Senior Vice President/Vice President of Marketing from 2004 to 2005, and Director of Marketing from 2000 to 2004.

Effective September 13, 2017, the Board of Directors appointed Robert T. DeVincenzi as non-executive Chairman of the Board. Kimberly J. McWaters continues in her existing roles as President and Chief Executive Officer.

1
The employment calculation is based on all graduates, including those that completed manufacturer specific advanced training programs, from October 1, 2015 to September 30, 2016, excluding graduates not available for employment because of continuing education, military service, health, incarceration, death or international student status. Graduates are classified as employed based on a verified understanding of the graduate’s job duties to assess and confirm that the graduate’s primary job responsibilities are in his or her field of study. For 2016, we had approximately 9,200 total graduates, of which approximately 8,600 were available for employment. Of those graduates available for employment, approximately 7,400 were employed within one year of their graduation date, for a total of 86%.

What We Pay and Why

The primary elements of the NEO “target total direct compensation” during fiscal 2017 consisted of base salary, annual incentive awards and long-term incentive compensation:
During fiscal 2016, the Compensation Committee made a transitional long-term incentive grant to the NEOs, the value of which was half the value granted in 2015. The purpose of the transitional grant was to bridge the period from the traditional grant timing in September until a redesigned long-term incentive plan could be implemented. During fiscal 2017, upon approval of a new performance-based long-term incentive plan, the Compensation Committee granted the postponed second half of the grant, which was performance-based in its entirety. Due to cost-cutting efforts related to the Financial Improvement Plan, no other grant was made during fiscal 2017. The fiscal 2018 awards were granted in December 2017, delayed from our historic September timing. Please see “Compensation Elements - Long-Term Incentive Compensation” below for more detail on the new performance-based long-term incentive plan.
CEO Compensation

We believe that the success of our business and resulting value creation for our stockholders is largely dependent on a stable management team led by an individual with the vision to identify our long-term challenges and craft effective responses to enable us to navigate the ongoing challenges of the economic and regulatory environments that we face. Accordingly, the compensation package of our CEO has been designed to support this belief while, at the same time, fulfilling our overall compensation objectives, including rewarding sustainable growth as reflected by favorable student outcomes and our financial performance, effective cost management and consistent operational excellence. To achieve these objectives, the fiscal 2017 compensation actions and decisions for our CEO emphasized the following:

•
Supported our belief that compensation should track corporate performance. Consistent with our financial results for fiscal 2017, our annual cash incentive award did not pay out at the consolidated level, even though financial results were significantly improved over fiscal 2016, and NEOs received 0% of target level incentive.

•
Reinforced the alignment of her interests with those of our stockholders by linking her long-term incentive compensation opportunity to stockholder value through the grant of long-term incentive awards, including the grant of restricted stock unit (“RSU”) awards granted September 2016 and performance units and performance cash awards granted September 2017 based on achievement of specified total shareholder return goals. For further details on our new performance-based long-term incentive plan, see “Compensation Elements - Long-Term Incentive Compensation” below.

Impact of Company Performance on Compensation

As the Company experienced lower average student enrollments resulting in a decline in revenues and operating income, our NEOs’ "reported" compensation (as shown in the “Summary Compensation Table”) has also declined. The following chart provides a comparison of the CEO’s and all other NEOs’ "reported" and “realizable” pay for fiscal years 2015, 2016 and 2017. While “reported” pay is useful, it is only one of many key perspectives in terms of pay alignment with performance.

Realizable compensation includes the key elements of compensation found in the Fiscal 2017 Summary Compensation Table below; however, the valuation of the elements may or may not be different than those found in the Fiscal 2017 Summary Compensation Table.

Realizable Pay, for all of the three prior years, equals the sum of:

•	Base Salary: Actual base salary paid. This value is equivalent to the aggregate value in the Fiscal 2017 Summary Compensation Table. No merit or cost of living adjustments have been made since 2015.

•
Stock Awards: Long-term equity incentive awards granted include (i) the value as of their vesting date of time-based awards granted in fiscal 2012 through 2016 that vested prior to September 30, 2017, and (ii) an assumed realizable value for unvested time-based long-term incentive awards granted in fiscal 2014 through 2016 based on the fair market value of our common stock on September 30, 2017 of $3.47. The performance-based long-term equity incentive grant made in September 2017 is not included in realizable pay as it is too early to project a value.

•
Non-Equity Incentive Plan: Annual cash incentive awards and long-term performance cash awards. The performance-based long-term cash incentive grant made in September 2017 is not included in realizable pay as it is too early to project a value.

•
All Other Compensation: Actual other compensation items paid such as insurance premiums, 401(k) match, executive physicals and service awards. This value is equivalent to the aggregate value in the Fiscal 2017 Summary Compensation Table.

The chart below shows that realizable pay for our CEO differs from the amounts reported in the Fiscal 2017 Summary Compensation Table in two categories: stock awards and non-equity incentive plan. A higher level of grants in prior years, combined with lower grant levels during 2016 and 2017, have resulted in realizable compensation that is higher than reported compensation. Partially offsetting this increase is the lower than reported non-equity incentive plan amount included in realizable compensation. Specifically, the performance long-term incentive cash award granted in September 2017 is reported compensation in that year yet it is not captured as realizable compensation in 2017 because it is too early to project a value. Overall, there is a significant level of pay-at-risk alignment between our NEOs and our stockholders.

CEO Realizable Compensation (2015 - 2017)
All NEOs Except CEO Realizable Compensation (2015 - 2017)
$ in thousands
$4,526.7
$134.0
$1,377.2
$814.4
$2,201.1
$4,791.8
$134.0
$1,842.3
$614.4
$2,201.1
$5,995.5
$394.7
$1,362.0
$829.4
$3,409.4
$5,904.0
$394.7
$1,492.6
$607.3
$3,409.4
Reported Compensation
Realizable Compensation
Reported Compensation
Realizable Compensation
All Other Comp
Stock Awards
Non-Equity Incentive Plan
Base Salary

2017 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2017:

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

•	Independent Compensation Consultant. The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties.

•
Pay for Performance. A significant portion of each NEO's annual pay is subject to achievement of objective performance metrics. Our executive compensation program is designed so that a significant portion of compensation is “at-risk” based on company performance, as well as equity-based to align the interests of our executive officers and stockholders.

•	Target Pay Competitively. Using an appropriately selected peer group of companies, we target the total direct compensation opportunities of our executive officers within a competitive range.

•
Stock Ownership Guidelines. To further align the interests of our executive officers with the interests of our stockholders, our Board of Directors has implemented stock ownership guidelines for our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below. Compliance is measured annually in September; if the guidelines are not met, share disposition restrictions are imposed. Currently, the Named Executive Officers have share disposition restrictions in place due to the decreased value of our stock price in recent years.

◦	President & CEO - four times base salary;

◦	Chief Financial Officer - three times base salary; and

◦	Executive and Senior Vice Presidents - two times base salary.

•	Cap on Annual Incentive Award Compensation. The aggregate maximum annual incentive award that can be earned by each of our NEOs is capped at 150% of his or her target award opportunity.

•
Hedging. Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

•	Income Tax Gross-Ups. We do not provide for tax gross-up payments in any employment or change in control agreements.

•
"Double Trigger" Change in Control Provisions. Under the change in control provisions of our severance programs and long-term incentive awards, our executive officers are only eligible to receive severance payments and benefits if they experience a qualifying termination of employment following a change in control, subject to award agreement terms.

Executive Compensation Philosophy and Objectives
Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executive officers, including the NEOs, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the NEOs have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.
In this highly competitive market for top executive talent, we believe it is critical we provide our executive officers with incentives that are aligned with the interests of our stockholders, internally and externally equitable, promote a culture of innovation and results-oriented service for our students and customers and discourage undue risk-taking. We also believe an effective executive compensation program rewards the achievement of short-term, long-term and strategic objectives that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision-making regarding the long-term value of the Company.

Therefore, we believe that a meaningful portion of each executive officer’s target total direct compensation opportunity should be “at risk” and payable only if his or her performance benefits the interests of our stockholders.

Say on Pay Votes

We hold stockholder advisory Say on Pay votes on the compensation of our named executive officers every three years, the most recent of which occurred at our annual meeting in 2017.  The 2017 Say on Pay proposal received majority support, achieving 78% approval.  The Compensation Committee considers the results of our Say on Pay votes, together with the other factors discussed in this Compensation Discussion & Analysis, as it considers appropriate when it reviews and modifies the pay program and compensation packages provided to our NEOs.

Oversight of the Executive Compensation Program

Role of Compensation Committee

The Compensation Committee is responsible for overseeing the design and operation of our executive compensation program. In fulfilling this responsibility, the Compensation Committee formulates recommendations for the target total direct compensation, and each individual element of compensation, for our executive officers, including the NEOs, for consideration by and approval of our Board of Directors.
In developing these recommendations, the Compensation Committee evaluates the financial and operational performance of the Company and conducts a performance review of our CEO, taking into consideration our short-term and long-term goals and objectives. The Compensation Committee also considers the annual performance review of our other executive officers, as conducted by our CEO, as a significant factor in developing the compensation recommendations for these individuals.

With the assistance of a compensation consultant, the Compensation Committee also conducts an annual assessment of the competitiveness of our executive compensation program, including a review of the compensation mix to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize the creation of long-term stockholder value.

In the summer of 2016, the Compensation Committee conducted its annual review of compensation for fiscal 2017, examining the base salary, annual cash incentive award opportunity and long-term incentive compensation opportunity of each executive officer, including each NEO.

Role of Executive Officers

Our CEO makes recommendations to the Compensation Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive compensation opportunities of our executive officers, including the NEOs (other than herself). These recommendations are based on an analysis of relevant market data (derived from a review of peer company and survey data), as well as her evaluation of each executive officer’s performance.

Role of Compensation Consultants

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Specifically, Compensia’s engagement encompasses advisory services, including a periodic review of our executive compensation philosophy; executive compensation levels and “pay-for-performance” linkage; executive cash and broad-based equity incentive program design; executive officer employment and other agreements; and other ad hoc support. In fiscal 2017, Compensia:

•	reviewed the compensation peer group that the Compensation Committee used to assess the competitive market for its executive positions;

•
provided advice and analysis with respect to the competitive value of all elements of compensation, including base salary, annual cash incentive award opportunities and long-term incentive compensation opportunities for our executive officers; and

•	provided advice on our new performance-based long-term incentive plan design and metrics.

Compensia serves at the direction of, and reports directly to, the Compensation Committee. A representative of Compensia attends all Compensation Committee meetings. Compensia does not perform any other services for the Company unless directed to do so by the Compensation Committee. Other than the work described above, there are no other material relationships between Compensia and the Company or its executive officers or members of our Board of Directors.

The Compensation Committee has analyzed whether or not the work of Compensia as a compensation consultant has raised any conflicts of interest, taking into consideration the factors as set forth in the listing standards of the New York Stock Exchange. Based upon its analysis, the Compensation Committee has determined that the work of Compensia and any individual compensation consultant employed by Compensia and involved in providing us services on behalf of the Compensation Committee has not created any conflicts of interest.

Competitive Positioning

To evaluate the competitiveness of our executive compensation program, the Compensation Committee compares each compensation element, as well as the total direct compensation of our executive officers, including the NEOs, against the compensation practices of a group of peer companies. In selecting the peer group companies, the Compensation Committee considers the following criteria: (i) focus on the education services industry, education-related industry, or a counter-cyclical industry, headquartered in the United States and traded on a major U.S. stock exchange; and (ii) revenue, market capitalization, assets and headcount within a reasonable range of the Company. In fiscal 2017, the Compensation Committee removed ITT Educational Services, Inc. from the peer group because the company had ceased operations.

The fiscal 2017 compensation peer group consisted of the following companies:

American Public Education, Inc.	Grand Canyon Education, Inc.
Bridgepoint Education Inc.	Lincoln Educational Services Corporation
Cambium Learning Group, Inc.	National American University Holdings, Inc.
Capella Education Corporation	Rosetta Stone, Inc.
Career Education Corporation	Strayer Education, Inc.
Franklin Covey Co.	U.S. Auto Parts Network, Inc.
GP Strategies Corporation

In addition to compensation peer group data, we also compile and analyze job-specific compensation survey data prepared from general industry organizations for companies with similar revenue levels. For fiscal 2017, the compensation surveys used were Mercer’s Benchmark Database, Mercer’s Human Resources Proprietary Education Network (HRPEN) For-Profit Post-Secondary Education Study, and PayFactors Survey Database. The data drawn from these surveys was combined with the data derived from the companies in the compensation peer group to create a set of composite comparison data (the “Competitive Market Data”). In the case of executive officers where compensation data was publicly available from SEC filings, the data derived from the companies in the compensation peer group was weighted equally with the compensation survey data in developing the Competitive Market Data for their positions.

The Compensation Committee and the independent members of our Board of Directors use the Competitive Market Data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation, for our executive officers, including the NEOs. Generally, using the data from the 50th and 75th percentiles of target total direct compensation as reference points, the Compensation Committee formulated recommendations for the amount of each individual element of compensation for each executive officer. Generally, the Compensation Committee gives greater weight to compensation data above the midpoint of the competitive market because we believe that the Company’s continued status as the industry’s choice for technical training requires a level of leadership talent that commands a premium in the current environment. Additionally, the attraction and retention of talent in the for-profit education sector has been negatively impacted in recent years by regulatory and economic pressures creating a need to pay above the median for top talent. Since the Competitive Market Data is a starting point for the Compensation Committee’s deliberations, which are influenced by several additional factors as described below, the target total direct compensation opportunities for our executive officers, as well as the amounts of each individual compensation element, may vary from the 50th and 75th percentiles of such data.

We compare the positioning of our employee benefits annually using national healthcare surveys.  Retirement benefits are evaluated annually against general industry standards, using data from our plan administrators (Vanguard and Newport Group). Typically, we target the median of this data to maintain competitive levels with respect to each of our employee benefits programs.

Compensation Mix

Our executive compensation program is designed around the concept of total direct compensation - that is, the combination of base salary, annual incentive awards and long-term incentive compensation. In setting the appropriate level of target total direct compensation, the Compensation Committee and the independent members of our Board of Directors seek to establish each compensation element at a level that is competitive and that will attract and motivate top talent, while keeping the overall pay levels aligned with stockholder interests and job responsibilities.
The Compensation Committee believes that the mix of annual incentive awards and long-term incentive compensation was well-balanced and consistent with our executive compensation objectives as impacted by the current business environment. In addition, the Compensation Committee has determined that the relationship between performance and incentive plan payouts are within the range of competitive practices as measured each year against the performance of our compensation peer group and the corresponding compensation paid by the companies in the compensation peer group to their executive officers.
Compensation Elements
Base Salary
Each year, the Compensation Committee reviews the base salaries of our executive officers, including the NEOs, using the deliberative process described above. In making base salary adjustment recommendations, the Compensation Committee considers our current business environment, the Competitive Market Data and each executive officer’s past performance, anticipated future contributions, role, responsibilities, skills and experience. A base salary 2% cost-of-living adjustment for the NEOs was last made in December 2015, with the exception of Ms. Jameson who was hired in February 2017.

The base salaries of the NEOs during fiscal 2016 and 2017 and the salaries approved for fiscal 2018 are as follows:

Named Executive Officer	Fiscal 2016 Base Salary	Fiscal 2017 Base Salary	Fiscal 2018 Base Salary
Kimberly J. McWaters	$737,644	$737,644	$737,644
Bryce H. Peterson	$268,620*	$335,000	$335,000
Sherrell E. Smith	$408,000	$408,000	$408,000
Chad A. Freed	$382,500	$382,500	$382,500
Piper P. Jameson	N/A	$355,000	$355,000
* In September 2016, Mr. Peterson’s salary was increased to $335,000 in connection with his promotion to Executive Vice President and Chief Financial Officer.

The fiscal 2017 base salaries of the Named Executive Officers are included in the “Fiscal 2017 Summary Compensation Table” below.

Annual Cash Incentive Awards

During fiscal 2017, our executive officers, including the NEOs, were eligible to earn annual cash incentive awards based on the achievement of specific performance goals for the fiscal year under the 2003 Plan (in the case of Ms. McWaters) and our Management Incentive Plan (in the case of Messrs. Peterson, Smith, and Freed as well as Ms. Jameson). Ms. McWaters participates in the 2003 Plan in order to meet 162(m) requirements; however, the awards are equivalent in design to the Management Incentive Plan.

Target Annual Cash Incentive Award Opportunities

The Compensation Committee considered (i) the desired target total cash compensation opportunity and target total direct compensation opportunity that it believed were reasonable and appropriate for each executive officer, (ii) each executive officer's prior annual cash incentive awards, (iii) our current business environment, (iv) the Competitive Market Data and (v) each executive officer's past performance, anticipated future contributions, role, responsibilities, skills and experience when establishing their target annual cash incentive award opportunities. The Compensation Committee recommended, and the independent members of our Board of Directors approved, the following target annual cash incentive award opportunities for the NEOs for fiscal 2017:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Kimberly J. McWaters	90%
Bryce H. Peterson	65%
Sherrell E. Smith	65%
Chad A. Freed	65%
Piper P. Jameson	65%

Corporate Performance Measure
The target annual cash incentive awards of the NEOs were based on our financial performance as measured by the Company’s EBIT as well as the success of selected student metrics involving graduate placement and completion rates during fiscal 2017. The Compensation Committee recommended, and the independent members of our Board of Directors selected, these performance measures for the annual cash incentive awards because it believed that it effectively captured our need to reward performance and contain costs during fiscal 2017, as well as provide incentives for meeting key student metrics. The corporate performance measures were weighted as follows:

Corporate Performance Measure                              Weighting
1.    EBIT                                      50%
2.    Graduate Placement                              25%
3.    Completion Rate                                  25%

For fiscal 2017, the EBIT and student metrics components were based on the full annual result as compared to fiscal 2016 when the EBIT component was based on the greater of the weighted quarterly result or the annual results. This change was made to align participant reward with full year company performance results.

Any payment with respect to the student metrics was to be “modified” based on the achievement of consolidated EBIT for fiscal 2017. If consolidated EBIT targets were not fully achieved, any payout of the bonus based on student metrics was proportionally adjusted downward (“Student Metric Modifier”). For example, if the EBIT bonus component were to pay 50% of the total target for that component, the maximum student metric component that could be paid would be 50% multiplied by the actual calculated payout amount. In the sample calculation below, an NEO’s target bonus is 60% of his or her annual compensation of $200,000, and the graduate rate and completion rate metrics results produced an 80% payout. This calculation would result in the following payout, assuming a 50% EBIT payout:

EBIT Payout Result = 50%
Therefore, the Student Metric Modifier = 50% (applied to each of the student metric components' results)
Graduate Placement Payout = 80% x 50% Modifier to equal a Modified Grad Placement Payout of 40%
Completion Rate Payout = 80% x 50% Modifier to equal a Modified Completion Rate Payout of 40%

Based on these results, and the weightings above, the NEO would receive a bonus based on the following calculation:
Full Target bonus = 60% x $200,000 = $120,000
EBIT component at 50% of target = $60,000 X 50% result =	$30,000
Graduate Placement at 25% of target x 40% Modified Payout =	$12,000
Completion Rate at 25% of target x 40% Modified Payout =	$12,000
Total Bonus Payout =	$54,000

See “Award Analysis and Results” below for the actual award calculation for fiscal 2017.

The threshold, target and maximum performance levels for these measures, as well as the weighted relevant award payment levels, for the annual cash incentive awards were as follows:

	Threshold	Target	Maximum
EBIT Performance Level	$2,056	$13,056	$18,056
Award Payment Level	5.0%	49.6%	68.1%
Student Metric Modifier	10.0%	99.2%	136.2%

	Threshold	Target	Maximum
Graduate Placement	82.5%	87.5%	92.5%
Award Payment Level*	12.5%	25%	37.5%

	Threshold	Target	Maximum
Completion Rate	65.0%	70.0%	75.0%
Award Payment Level*	12.5%	25.0%	37.5%
Multiple award payment levels exist between the threshold, target and maximum amounts described above.
*Subject to EBIT Student Metric Modifier.

Award Analysis and Results
In October 2017, the Compensation Committee determined that the Company’s adjusted consolidated EBIT for fiscal 2017 was $0.1 million. Financial results were significantly better than the prior year due to our efforts to control expenses in accordance with our Financial Improvement Plan, which yielded approximately $39.7 million in year over year savings. The results of the consolidated annual student metrics were 86% for the graduate placement rate, and 67% for the completion rate. Despite our financial year over year improvement, the consolidated EBIT threshold for the incentive plan was not met. Because the Company did not achieve the threshold of financial performance at the consolidated level, no incentive was paid in any component category, as shown below:

	Results	% of Plan	Total
EBIT Component
Full Year Achievement	0%	50%	0%

Graduate Placement Achievement	75%
Student Metric Modifier*	0%
	0%	25%	0%

Completion Rate Achievement	50%
Student Metric Modifier*	0%
	0%	25%	0%

Final Payout Percentage			0%
*Student metrics were downwardly modified to 0% of actual result because the threshold annual EBIT goal was not met.
Accordingly, the independent members of our Board of Directors did not approve the payment of any cash incentive awards for fiscal 2017 based on company performance:

Named Executive Officer	Target Fiscal 2017 Annual Cash Incentive Award Opportunity	Actual Fiscal 2017 Annual Cash Incentive Award
Kimberly J. McWaters	$663,900	$0
Bryce H. Peterson	$217,750	$0
Sherrell E. Smith	$265,200	$0
Chad A. Freed	$248,700	$0
Piper P. Jameson	$230,750	$0

Long-Term Incentive Compensation

In September 2016, a partial equity award was granted at our Board of Directors meeting when the Compensation Committee recommended, and the independent members of our Board of Directors approved, transitional RSU awards for the NEOs for fiscal 2017.  This award was considered transitional in nature as the grant values were half of the values granted to our NEOs in fiscal 2015 and served to bridge the time between the normal September grant period to a future date in fiscal 2017 when a newly designed long-term incentive program would be proposed. The September 2016 awards were subject to time-based vesting requirements to satisfy our retention objectives. In September 2017, the Compensation Committee approved a new performance-based long-term incentive plan, and subsequently granted the second half of the fiscal 2017 award comprised of performance units and performance cash. The performance units and performance cash awards are considered “at risk” performance-based compensation that encourages and rewards long-term performance using a total shareholder return growth measure. Future annual long-term incentive awards are expected to be comprised of time-based RSUs, performance units and performance cash. The fiscal 2018 grant was delayed from September 2017 to December 2017.

The September 2017 awards were granted to the NEOs in the following amounts:

Named Executive Officer	Number of Shares of Common Stock Underlying Performance Unit Award	Target Performance Unit Award	Target Performance Cash Award	Total Award
Kimberly J. McWaters	56,981	$200,003	$200,000	$400,003
Bryce H. Peterson	17,273	$60,628	$60,625	$121,253
Sherrell E. Smith	17,807	$62,503	$62,500	$125,003
Chad A. Freed	17,807	$62,503	$62,500	$125,003
Piper P. Jameson	10,388	$36,462	$36,459	$72,921

These performance unit and performance cash awards are tied to a two-year performance period wherein performance is measured by compound annual total shareholder return (“TSR”) calculated based on the 30-day trading average closing stock price at the beginning and the end of the performance period. The performance will reflect stock price appreciation and any dividends paid on common shares (excludes preferred dividends). Generally, we expect the performance period for annual performance-based awards to be three years in length. However, the performance period for the September 2017 awards is two years due to the one-year delay of the grant from September 2016 to September 2017. Prior to future annual performance-based award grants, the Compensation Committee will determine the most appropriate performance period.

The pay/performance scale for the September 2017 grant is as follows:

TSR Pay/Performance Scale	2-Year Compound Annual TSR	Payout as % of Target	30 Trading Day Average
Below Threshold	<5%	0%	<$3.87
Threshold	5%	25%	$3.87
Target	10%	100%	$4.25
Max	20%	150%	$5.06
30 Trading Day Average at Grant = $3.51

In determining the payout levels, the Compensation Committee completed extensive research and primarily considered the TSR performance for the twenty rolling three-year periods ending on September 30, 1997 through September 30, 2016 across the Russell 3000, S&P 1500 and S&P 600 indices. TSR performance at the 50th percentile across these three indices ranged from 8-10% and in alignment, the TSR target for our plan was set at 10%. Straight-line interpolation will be applied to determine the payout for performance between discrete points shown above.

The performance unit awards are subject to transfer restrictions and the NEOs will not have voting, dividend or other stockholder rights until the shares of our common stock subject to the awards are issued upon vesting, which occurs on the second anniversary of the grant date. Vesting of both the performance unit and performance cash awards are subject to continued employment with or service to the Company or a subsidiary through the applicable vesting date, except that the awards vest upon death, disability and termination of employment or service without cause or for good reason within one year after a change in control of the Company (as defined in the 2003 Plan and the applicable award agreements).

For more information about the performance awards granted to the NEOs during fiscal 2017, see “Executive Compensation - Fiscal 2017 Summary Compensation Table” and “Executive Compensation - Fiscal 2017 Grants of Plan-Based Awards Table” below.

Retirement Benefits
We maintain a defined contribution plan, intended to qualify under Section 401(k) of the Internal Revenue Code, which is generally available to all employees, including the NEOs, to assist them in saving for retirement. Under this plan, a participant may contribute a maximum of 50% of his or her pre-tax base salary (up to the statutorily-prescribed annual limit). Our Board of Directors may approve discretionary matching and/or profit-sharing contributions into the plan for eligible employees. During fiscal 2017, we matched 25 cents on each dollar saved up to the first 6% of eligible compensation contributed to the plan after the first year of employment. A five-year vesting schedule applies to all of our matching contributions. A participant is considered fully vested in our matching contributions after he or she has completed five years of service with the Company.

Our executive officers, including the NEOs, are also eligible to participate in our Nonqualified Deferred Compensation Plan. We offer this plan to allow participants to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Section 401(k) plan. We view these retirement benefits as a key component of our executive compensation program because they are intended to encourage long-term service by our executive officers.

Severance and Change in Control Benefits
Each of the NEOs is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, such as the Company’s Severance Plan, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards. We believe that these payments and benefits were necessary to attract and retain our NEOs and that the change in control payments and benefits are in the best interests of the Company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executive officers, notwithstanding the possibility or occurrence of a change in control of the Company. Specifically, these arrangements are intended to mitigate a potential disincentive for the NEOs when they are evaluating a potential acquisition of the Company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the NEOs through the conclusion of the transaction and to ensure a smooth management transition. For further details, see “Executive Compensation - Potential Payments upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

We provide limited perquisites, including Company-paid premiums for life and disability insurance, a supplemental executive disability benefit, accidental death and dismemberment coverage, executive physicals, additional term-life insurance and the Executive Medical Plan (ArmadaCare), to certain of our executive officers, including the Named Executive Officers. Given the rigorous demands placed on the Named Executive Officers, we have a vested interest in their proactive focus on their health and security. Based on its review of the Competitive Market Data, the Compensation Committee believes that perquisite levels provided to our executive officers are less than those provided by comparable companies.

Tax and Accounting Considerations

Deduction Limit
Section 162(m) of the Internal Revenue Code limits our ability to deduct non-performance based compensation in excess of $1 million that we pay to certain of our executive officers. The Compensation Committee seeks to have the incentive compensation paid to the Named Executive Officers be deductible for federal income tax purposes to the greatest extent possible and if it determines that such result is in the best interests of the Company and our stockholders. In certain situations, however, the Compensation Committee may determine that the amount of any foregone income tax deduction is less important than appropriate design and delivery of compensation to our executive officers.
The 2003 Plan, which was approved by our stockholders, permits the grant of options to purchase shares of our common stock, performance shares, performance units, stock appreciation rights, performance-based awards and cash bonuses that qualify as “performance-based compensation” and which, therefore, to the extent compliant with the conditions of such exemption should be fully deductible under Section 162(m).
“Golden Parachute” Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that our executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits that exceed certain prescribed limits in connection with a change in control of the Company, and that we, or a successor, may forfeit an income tax deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement in connection with the payments or benefits in connection with a change in control of the Company.

Amounts payable to the Named Executive Officers as a result of a termination of employment in connection with a change in control of the Company may be reduced pursuant to provisions of the applicable agreements if they would be subject to taxes as a result of Sections 280G or 4999 of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 ("ASC Topic 718") for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

In granting equity awards to the Named Executive Officers during fiscal 2017, the Compensation Committee generally considered the potential expense of those awards under generally accepted accounting principles and their impact on our earnings per share. The Compensation Committee concluded that the award levels were in the best interests of our stockholders given competitive compensation practices among the companies in our compensation peer group, the awards’ potential compensation expense, our performance and the impact of the awards on employee motivation and retention.

Other Compensation Policies

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive compensation plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Award Policy

Pursuant to our equity award grant policy, we grant equity awards upon the recommendation of the Compensation Committee and with the approval from the independent members of our Board of Directors. Awards to newly-hired or promoted executive officers who are eligible to receive stock awards are proposed for approval at our Board of Directors’ next regularly-scheduled meeting following the executive officer’s hire or promotion. Our annual equity awards have historically been granted in September. Equity award levels are based on the grant date fair value of the shares of our common stock, reduced by the present value of the expected future dividends (which restricted stock awards and restricted stock unit awards do not receive) and vary among participants based on their positions within the Company.

For fiscal 2017, a partial equity award was granted at our Board of Directors’ meeting held in September 2016, when the Compensation Committee recommended, and the independent members of our Board of Directors approved, transitional RSU awards for the NEOs.  This award was considered transitional in nature as the grant values were half of the values granted to our NEOs in fiscal 2015 and served to bridge the time between the normal September grant period to a future date in fiscal 2017 when a newly designed long-term incentive program would be proposed. The September 2016 awards were subject to time-based vesting requirements to satisfy our retention objectives. In September 2017, the Compensation Committee approved a new performance-based long-term incentive plan, and subsequently granted the second half of the fiscal 2017 award comprised of performance units and performance cash. The performance units and performance cash are considered “at risk” performance-based compensation that encourages and rewards long-term performance using total shareholder return growth measures. Future annual long-term incentive awards are expected to be comprised of time-based RSUs, performance units and performance cash. The fiscal 2018 grant was delayed from September 2017 to December 2017.

Stock Ownership Policy

To further align the interests of our executive officers with the interests of our stockholders our Board of Directors has implemented stock ownership guidelines applicable to our executive officers. Each executive officer is expected to hold shares of our common stock with an aggregate value greater than or equal to a multiple of his or her base salary as set forth below:

•President and CEO - four times base salary;
•Chief Financial Officer - three times base salary; and
•Executive and Senior Vice Presidents - two times base salary.

Under these guidelines, shares of our common stock held directly or indirectly, as well as shares of our common stock subject to outstanding restricted stock awards and restricted stock unit awards, count towards satisfaction of the stock ownership requirements. Compliance with these guidelines is measured annually in September; if the guidelines have not been met, share disposition restrictions are imposed. Currently, the Named Executive Officers have share disposition restrictions in place due to the decreased value of our stock price in recent years.

Hedging Policy

Our Insider Trading Policy provides that no employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

Compensation-Related Risk
The Compensation Committee of our Board of Directors believes that our compensation policies and practices as generally applicable to the Company’s employees do not encourage excessive and unnecessary risk-taking and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.
During fiscal 2017, the Compensation Committee met in June to evaluate the long-term and short-term components of our NEOs’ compensation and determined that the incentive pay mix and associated metrics provides an incentive to excel while also discouraging undue risk-taking.

Compensation Committee Interlocks

Ms. Srere and Messrs. Blaszkiewicz and Lennox served as members of the Compensation Committee of our Board of Directors during fiscal 2017. None of these directors was an executive officer or otherwise an employee of the Company before or during such service. Ms. McWaters serves on the compensation committee of the Board of Directors of Mobile Mini, Inc.

EXECUTIVE COMPENSATION

Fiscal 2017 Summary Compensation Table

The following table summarizes the compensation during the last three fiscal years (as applicable) to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)

Kimberly J. McWaters	2017	737,644	177,211	200,000	45,554	(3)	1,160,409
President and Chief Executive Officer	2016	740,425	400,002	346,960	43,843		1,531,230
	2015	723,071	800,000	267,428	44,608		1,835,107

Bryce H. Peterson	2017	335,000	94,971	60,625	42,786	(4)	533,382
Executive Vice President and Chief Financial Officer	2016	271,420	80,001	86,132	41,727		479,280
	2015	263,313	160,003	64,924	38,002		526,242

Sherrell E. Smith	2017	408,000	55,380	62,500	43,688	(5)	569,568
Executive Vice President of Admissions and Operations	2016	409,538	125,000	138,600	44,277		717,415
	2015	363,032	288,006	93,040	39,074		783,152

Chad A. Freed	2017	382,500	55,380	62,500	42,212	(6)	542,592
General Counsel and Executive Vice President of Corporate Development	2016	383,942	125,000	129,938	42,709		681,589
	2015	368,771	273,007	94,690	38,026		774,494

Piper P. Jameson (8)	2017	223,923	105,226	36,459	22,168	(7)	387,776
Executive Vice President and Chief Marketing Officer

______________________________

(1)
The amounts reported in this "Stock Awards" column represent the aggregate grant date fair value of awards of restricted stock in 2015 and 2016, and performance units in 2017, computed in accordance with ASC 718 and does not reflect whether the recipient has realized a financial benefit from the award. The grant date fair value of awards of performance units is based on the probable outcome of the performance conditions to which the performance units are subject and the shares the recipient would receive under such outcome. The assumptions used in the calculations for these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the 2017 fiscal year.

(2)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column represent, with respect to Ms. McWaters, amounts earned under the 2003 Plan in 2015 and 2016. With respect to the other NEOs, the amounts reported represent amounts earned under our Management Incentive Plan in 2015 and 2016. In fiscal 2017 the amounts reported represent the full value of performance cash awards subject to performance criteria set forth by the Board of Directors.

(3)
The amount reported in this "All Other Compensation" column for fiscal 2017 represents $16,274 in medical premiums, $617 in dental premiums, $1,099 in disability premiums and $737 in life insurance premiums. This amount also includes $2,070 imputed income from group-term life insurance, $18,613 ArmadaCare medical reimbursement benefits and premiums, $4,050 computed on a matching basis pursuant to the terms of the Section 401(k) plan and $2,094 for an executive physical.

(4)
The amount reported in this "All Other Compensation" column for fiscal 2017 represents $16,274 in medical premiums, $617 in dental premiums, $1,099 in disability premiums and $737 in life insurance premiums. This amount also includes $810 imputed income from group-term life insurance, $18,613 ArmadaCare medical reimbursement benefits and premiums and $4,636 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(5)
The amount reported in this "All Other Compensation" column for fiscal 2017 represents $16,274 in medical premiums, $617 in dental premiums, $1,099 in disability premiums and $737 in life insurance premiums. This amount also includes $2,070 imputed income from group-term life insurance, $18,613 ArmadaCare medical reimbursement benefits and premiums, $4,050 contributed on a matching basis pursuant to the terms of the Section 401(k) plan and $228 in service awards.

(6)
The amount reported in this "All Other Compensation" column for fiscal 2017 represents $16,274 in medical premiums, $617 in dental premiums, $1,099 in disability premiums and $737 in life insurance premiums. This amount also includes $900 imputed income from group-term life insurance, $18,613 ArmadaCare medical reimbursement benefits and premiums and $3,972 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(7)
The amount reported in this "All Other Compensation" column for fiscal 2017 represents $8,759 in medical premiums, $296 in dental premiums, $588 in disability premiums and $396 in life insurance premiums. This amount also includes $2,084 imputed income from group-term life insurance, and $10,045 ArmadaCare medical reimbursement benefits and premiums.

(8)	Ms. Jameson joined the Company on February 14, 2017.

Fiscal 2017 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grant of plan-based awards to the NEOs in fiscal 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kimberly J. McWaters
ACIA (1)		33,200	663,900	950,100
Performance Cash Award (2)	Sep 13, 2017	50,000	200,000	300,000
Performance Unit Award (3)	Sep 13, 2017				50,000	200,000	300,000	56,981	177,211
Bryce H. Peterson
ACIA (1)		10,900	217,800	311,700
Stock Award (5)	Dec 07, 2016							12,693	41,252
Performance Cash Award (2)	Sep 13, 2017	15,156	60,625	90,938
Performance Unit Award (3)	Sep 13, 2017				15,156	60,625	90,938	17,273	53,719
Sherrell E. Smith
ACIA (1)		13,300	265,200	379,600
Performance Cash Award (2)	Sep 13, 2017	15,625	62,500	93,750
Performance Unit Award (3)	Sep 13, 2017				15,625	62,500	93,750	17,807	55,380
Chad A. Freed
ACIA (1)		12,500	248,700	355,800
Performance Cash Award (2)	Sep 13, 2017	15,625	62,500	93,750
Performance Unit Award (3)	Sep 13, 2017				15,625	62,500	93,750	17,807	55,380
Piper P. Jameson (6)
ACIA (1)		11,600	230,800	304,900
Stock Award (7)	Mar 01, 2017							20,834	72,919
Performance Cash Award (2)	Sep 13, 2017	9,115	36,459	54,689
Performance Unit Award (3)	Sep 13, 2017				9,115	36,459	54,689	10,388	32,307
______________________________

(1)
The "Annual Cash Incentive Awards (ACIA)" amounts reported represent the dollar value of the estimated possible payout upon satisfaction of the conditions subject to the non-equity incentive plan awards granted to the Named Executive Officers in fiscal 2017.

(2)
The "Performance Cash Award" amounts represent the possible payout upon satisfaction of the performance criteria set forth by the Board of Directors. The performance period is from September 13, 2017 through September 12, 2019 with measurement date on September 12, 2019.

(3)
Amounts shown represent performance units granted with possible payout upon satisfaction of the performance criteria set forth by the Board of Directors. The performance period is from September 13, 2017 through September 12, 2019 with measurement date on September 12, 2019. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2017.

(4)	Amount shown is the total estimated fair value of the award on the date of grant calculated in accordance with ASC 718.

(5)
The amount reported for "Stock Award" represents the aggregate grant date fair value of the restricted stock unit awards granted to Mr. Peterson commensurate with his promotion to Executive Vice President and Chief Financial Officer effective September 28, 2016 and does not reflect whether the recipient will realize a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2017.

(6)	Ms. Jameson joined the Company on February 14, 2017.

(7)
The amount reported for "Stock Award" represents the aggregate grant date fair value of the restricted stock unit awards granted to Ms. Jameson commensurate with her hire as Executive Vice President and Chief Marketing Officer effective February 14, 2017 and does not reflect whether the recipient will realize a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2017.

Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth certain information regarding all outstanding equity awards held by each of the NEOs as of September 30, 2017. The values reported in the table have not been, and may never be, realized. Restricted stock unit and performance stock unit awards are subject to forfeiture restrictions, unless an eligible NEO (currently only Ms. McWaters) experiences a qualified retirement as described in "Potential Payments upon Termination or Change in Control". Performance stock unit awards are based on achievement of specified total shareholder return goals. For further details on our new performance-based long-term incentive plan, see “Compensation Elements - Long-Term Incentive Compensation” found elsewhere in this Proxy Statement. The value realized, if any, will depend on the market price of our common stock on the date a NEO eventually sells such shares once the restrictions have lapsed.

		Stock Awards
Name	Award Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Held That Have Not Vested ($)
Kimberly J. McWaters
	Sep 04, 2014	20,081	(1)	$69,681
	Sep 16, 2015	90,294	(1)	$313,320
	Sep 14, 2016	130,436	(1)	$452,613
	Sep 13, 2017				56,981	(2)	$177,211

Bryce H. Peterson
	Sep 04, 2014	4,017	(1)	$13,939
	Sep 16, 2015	18,059	(1)	$62,665
	Sep 14, 2016	26,088	(1)	$90,525
	Dec 07, 2016	12,693	(1)	$44,045
	Sep 13, 2017				17,273	(2)	$53,719

Sherrell E. Smith
	Sep 04, 2014	4,017	(1)	$13,939
	Jun 09, 2015	2,647	(1)	$9,185
	Sep 16, 2015	28,217	(1)	$97,913
	Sep 14, 2016	40,761	(1)	$141,441
	Sep 13, 2017				17,807	(2)	$55,380

Chad A. Freed
	Sep 04, 2014	4,017	(1)	$13,939
	Jun 09, 2015	1,602	(1)	$5,559
	Sep 16, 2015	28,217	(1)	$97,913
	Sep 14, 2016	40,761	(1)	$141,441
	Sep 13, 2017				17,807	(2)	$55,380

Piper P. Jameson (3)
	Mar 01, 2017	20,834	(1)	$72,294
	Sep 13, 2017				10,388	(2)	$32,307

(1)	Assuming continued employment with the Company, the shares of common stock subject to these restricted stock unit awards will vest 25% per year on the first four anniversaries of the date of grant.

(2)
Amounts shown represent performance units granted with possible payout upon satisfaction of the performance criteria set forth by the Board of Directors. The performance period is from September 13, 2017 through September 12, 2019 with measurement date on September 12, 2019. The assumptions used in the calculations of these amounts are included in Note 14 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2017.

(3) Ms. Jameson joined the Company on February 14, 2017.

Fiscal 2017 Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the restricted stock awards and restricted stock units held by the NEOs that vested during fiscal 2017.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Kimberly J. McWaters	142,198	479,583
Bryce H. Peterson	28,789	97,206
Sherrell E. Smith	39,734	133,892
Chad A. Freed	39,212	131,951
Piper P. Jameson (2)	—	—
______________________________

(1)	Represents the market value of the shares of our common stock on the vesting date, multiplied by the number of shares that vested.

(2)	Ms. Jameson joined the Company on February 14, 2017.
Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the NEOs during fiscal 2017.

Fiscal 2017 Nonqualified Deferred Compensation Table

The following table sets forth the vested account balances of the NEOs under our Nonqualified Deferred Compensation Plan for the fiscal year ended September 30, 2017.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

Kimberly J. McWaters	—	—	54,028	—	665,285
Bryce H. Peterson	—	—	—	—	—
Sherrell E. Smith	—	—	36,509	—	288,300
Chad A. Freed	—	—	36,167	—	306,342
Piper P. Jameson	—	—	—	—	—
______________________________

(1)	Reflects the amounts deferred for each individual into the Non-Qualified Deferred Compensation Plan. These amounts are included in the Salary column of the Fiscal 2017 Summary Compensation Table.

(2)	Reflects the Company's contributions to the individual's deferred compensation account. In 2017, there were no Company contributions.

(3)	Reflects the fully vested and earned compensation as of September 30, 2017.

(4)	Ms. Jameson joined the Company on February 14, 2017.

Pursuant to our Nonqualified Deferred Compensation Plan, a participant employed for at least one year is eligible for an incentive matching contribution equal to 50% of his or her plan contributions, up to the maximum “matchable” compensation equivalent to 5% of base salary. These Company matching contributions are subject to a five-year vesting schedule. Beginning in January 2013, we suspended the Company matching contribution under the Nonqualified Deferred Compensation Plan. The suspension of Company matching contributions currently remains in place.

The Nonqualified Deferred Compensation Plan allows for deferral of up to 75% of base salary and up to 90% of annual bonus, as well as participant deferrals to offset any excess deferrals which are returned to the participant due to required discrimination testing under the Section 401(k) plan. Participants may elect to invest among a number of mutual fund options and participant account balances will be credited on a pre-tax basis with earnings, or losses, equivalent to the actual market performance of these investments.

Participants can elect to receive payments at separation from service and/or in the form of an in-service withdrawal. Generally, accounts are valued on the last business day of the month following separation from service, death or disability, with payments made in the following month. Separation from service accounts can be paid in (i) a lump sum, (ii) annual installments over a period of up to 10 years or (iii) a partial lump sum with the balance paid in annual installments, according to a participant’s election.

In-Service account elections must be made for a specific date, at least three years in the future, and can be paid in a lump sum or in annual installments over a period of up to five years, according to the participant’s election.

If a participant dies, becomes disabled while employed by the Company or separates from services within 24 months following a change in control of the Company, all of his or her accounts will be paid in a single lump sum.

Participants may also receive distributions in the event of an unforeseeable financial emergency resulting from (i) an illness or accident involving the participant, participant’s spouse or dependents, or a beneficiary, (ii) a loss of property due to casualty or (iii) other extraordinary and unforeseeable events that are beyond the participant’s control. Participants may request an emergency distribution from the plan up to the amount necessary to satisfy the emergency. All requests for such distributions require the approval of the Company.

Employment Agreement
Effective April 8, 2014, we entered into a new employment agreement with Ms. McWaters that provides for the terms and conditions of her employment as our Chief Executive Officer. The employment agreement has an initial term of three years and will automatically renew for successive three-year terms thereafter, unless either party gives written notice to the other 180-120 days prior to the end of the then-current term of intent not to renew the agreement. The agreement provides for a base salary of $709,000 per annum, which will be reviewed annually by our Board of Directors. The agreement also provides for an annual bonus based on performance as determined and approved by our Board of Directors and provides for other benefits and perquisites as established and made available from time to time by our Board of Directors.

Equity awards will be granted in the discretion of and as determined and approved by our Board of Directors, and, unless we and Ms. McWaters agree otherwise, any stock unit awards granted to Ms. McWaters will include a provision that if Ms. McWaters experiences a qualifying “retirement” (as defined in the agreement), then any portion of such awards that are scheduled to vest within 12 months following such retirement will continue to vest in accordance with their terms as if Ms. McWaters were still employed, notwithstanding any continuous employment or services requirements applicable generally under any equity plan or award, subject to Ms. McWaters’

continued compliance with certain covenants and subject to having signed and not revoked a release in favor of the Company.

The employment agreement further provides for certain payments and benefits in the event of Ms. McWaters’ termination of employment under certain specified circumstances, including in connection with a change in control of the Company. For further information, see “Potential Payments upon Termination or Change in Control” below.

The agreement includes confidential information and covenant not to compete provisions.

Potential Payments upon Termination or Change in Control
Each of the NEOs is eligible to receive certain payments and benefits in connection with his or her termination of employment under various circumstances, including following a change in control of the Company, under his or her employment agreement or other applicable agreements, and under the terms that apply to our outstanding restricted stock and restricted stock unit awards.

The estimated potential payments and benefits payable to each NEO in the event of termination of employment as of September 30, 2017 pursuant to his or her particular post-employment compensation arrangement are described below.

The actual amounts that would be paid or distributed to the NEOs as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary, then-current incentive opportunities and applicable arrangements, then-current levels of health and other welfare benefits coverage and the market price of our common stock. Although we have entered into written arrangements to provide payments and benefits to the NEOs in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the NEOs on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each NEO would also be able to exercise any previously vested options to purchase shares of our common stock that he or she holds. For more information about the NEO’s outstanding equity awards as of September 30, 2017, see “Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End.”

Along with the payments and benefits described in a NEO’s individual post-employment compensation agreement and equity award agreements, he or she is also eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with the terms of those plans and policies.

Ms. McWaters

The employment agreement with Ms. McWaters provides for certain specific payments and benefits under certain circumstances, including in the event that her employment is terminated by us without “cause” or by her for “good reason” (as these terms are defined in the agreements), including in connection with a change in control of the Company. Non-renewal of the employment agreement will also result in the receipt of severance payments and benefits. The death or disability of the NEO also triggers certain payments and benefits. Generally, each provides for a continuation of base salary payments for a specified period following a termination of employment. Additionally, upon a qualified retirement, any stock unit awards scheduled to vest within 12 months following such retirement will continue to vest according to their terms. As a condition to any such payments and benefits, the NEO must first execute a waiver and release of claims in favor of the Company.

Messrs. Peterson, Smith and Freed and Ms. Jameson

We have entered into change in control agreements with Messrs. Peterson, Smith and Freed and Ms. Jameson. These agreements provide that if the employment of the NEO is terminated by us without “cause” or by him or her for “good reason” (as these terms are defined in the agreement) within one year following a change in control of the Company, subject to executing a waiver and release of claims in favor of the Company, he or she will receive:

•	his or her base salary for a specified period following the date of termination of employment;

•
a prorated portion of his or her annual cash incentive award (calculated by multiplying his or her target bonus percentage by his or her fiscal year base salary earned through the date of termination of employment); and

•	12 months of paid health benefits continuation and outplacement services.

We entered into these agreements with Messrs. Peterson, Smith and Freed and Ms. Jameson to facilitate our ability to retain the services of these NEOs in a competitive marketplace that commonly offers such protections.

In addition, in conjunction with Mr. Smith’s offer of employment in August 2012, we entered into an agreement with him in the form of an addendum to his offer letter (the “Addendum Letter”). The Addendum Letter provides Mr. Smith with his base salary for 52 weeks if his employment is terminated by us without “cause.” In addition, in this situation he will receive 12 months of paid health benefits continuation and Company-paid outplacement services. In the event that Mr. Smith’s employment is terminated without “cause” following a change in control of the Company, he will be eligible to receive payments and benefits only as provided under his change in control agreement with us, and not pursuant to the Addendum Letter.

Other Executive Officers

In December 2014, we amended our Severance Plan to provide severance pay and outplacement to eligible Executive and Senior Vice Presidents of the Company. In the event an eligible Executive or Senior Vice President is terminated by us without “cause” (as defined in the Severance Plan), such Executive or Senior Vice President would be entitled to receive a cash severance payment equal to his or her annual base salary at the highest rate in effect during the 12 months immediately preceding the termination of employment, subject to the requirement to execute and not revoke a Release of Claims. In addition, such eligible Executive or Senior Vice President would receive the following:

•
an additional cash severance payment equal to (i) the sum of 12 times the monthly employer-paid portion of the medical and dental premiums in effect at termination, plus (ii) 40% of the sum in subsection (i);

•	payment of a pro-rated bonus for the fiscal year in which the termination of employment occurs, but only if such bonus is approved by our Board of Directors;

•
payment of any bonus to which the eligible Executive or Senior Vice President may be entitled for the fiscal year immediately preceding the termination date if the termination of employment occurs between the end of the fiscal year and the applicable bonus payout; and

•	12 months of outplacement services.

The purpose of this amendment was to provide equivalent protections to these executive officers in a consistent manner and reduce the number of independent employment agreements.

The following tables show the estimated payments and benefits payable to each NEO under various scenarios related to a termination of employment, including in connection with a change in control of the Company. The tables assume that such termination of employment occurred on September 30, 2017, and include the estimated payments and benefits payable pursuant to the amended Severance Plan adopted in December 2014. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and may vary from those set forth below. The estimated payments and benefits set forth below are in addition to any retirement, welfare and other benefits that are available to our employees generally.

Kimberly J. McWaters	Termination without Cause or for Good Reason	Termination Following Change in Control	Current Company Non-Renewal Termination (Termination within 12 months)	Disability	Death
Severance Payments (1)	$1,475,288	$1,475,288	$1,475,288	$1,475,288	$1,475,288
Annual Incentive Plan (2)	200,000	1,327,800	—	200,000	200,000
Benefits (3)	141,705	141,705	—	141,705	875,944
Stock Awards (5)	377,213	835,614	377,213	835,614	835,614
Total	$2,194,206	$3,780,407	$1,852,501	$2,652,607	$3,386,846
Bryce H. Peterson
Severance Payments (1)	$335,000	$335,000	$—	$—	$—
Annual Incentive Plan (2)	60,625	217,800	—	—	60,625
Benefits (4)	35,907	47,640	—	—	800,000
Stock Awards (6)	—	211,174	—	211,174	211,174
Total	$431,532	$811,614	$—	$211,174	$1,071,799
Sherrell E. Smith
Severance Payments (1)	$408,000	$408,000	$—	$—	$—
Annual Incentive Plan (2)	62,500	265,200	—	—	62,500
Benefits (4)	35,881	47,622	—	—	800,000
Stock Awards (6)	—	262,478	—	262,478	262,478
Total	$506,381	$983,300	$—	$262,478	$1,124,978
Chad A. Freed
Severance Payments (1)	$382,500	$382,500	$—	$—	$—
Annual Incentive Plan (2)	62,500	248,700	—	—	62,500
Benefits (4)	35,887	47,626	—	—	800,000
Stock Awards (6)	—	258,852	—	258,852	258,852
Total	$480,887	$937,678	$—	$258,852	$1,121,352
Piper P. Jameson (7)
Severance Payments (1)	$355,000	$355,000	$—	$—	$—
Annual Incentive Plan (2)	36,459	230,800	—	—	36,459
Benefits (4)	35,901	47,636	—	—	800,000
Stock Awards (6)	—	72,294	—	72,294	72,294
Total	$427,360	$705,730	$—	$72,294	$908,753

(1)	Represents 24 months of previous base salary for Ms. McWaters. Represents 12 months of base salary for Messrs. Peterson, Smith and Freed and Ms. Jameson.

(2)
Represents actual bonus earned pro-rated through termination date for all NEOs for all applicable columns except for termination of employment following a change in control of the Company. For terminations of employment following a change in control of the Company, represents target bonus through termination date and two times target bonus for Ms. McWaters.

(3)
Represents 150% of the value of 24 months of payment of medical, dental, vision and ArmadaCare insurance premiums for Ms. McWaters. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, Ms. McWaters would also be eligible for disability insurance benefits under the Company's employee benefit plan. If separation is the result of death, this amount reflects 150% of 24 months of payment of medical, dental and vision insurance premiums for Ms. McWaters' spouse and children.

(4)
Represents the value of 12 months of payment of the employer paid portion of medical and dental benefits for Messrs. Peterson, Smith and Freed and Ms. Jameson for a Change In Control, and represents 140% of the same value for termination of employment without cause. Includes reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, the NEO would also be eligible for disability insurance benefits under the Company's employee benefit plan.

(5)
Represents all unvested restricted stock and restricted stock unit awards which become fully vested and exercisable upon a change in control of the Company or her death or disability. Ms. McWaters meets retirement criteria for which unvested restricted stock unit awards scheduled to vest within 12 months following a qualified retirement, would continue to vest.

(6)	Represents all unvested restricted stock and restricted stock unit awards, which become fully vested and exercisable upon a change in control or the executive's death or disability.

(7)	Ms. Jameson joined the Company on February 14, 2017.

Total amounts payable to Ms. McWaters would be whichever of the amounts, either the full amount or such lesser amount as would result in no part of the payments being subject to the excise tax, result in employee's receipt on an after-tax basis of the greater amount. Total amounts for all other Named Executive Officers may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT
This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 and this Proxy Statement.
The Compensation Committee:
David Blaszkiewicz (Chair)
LTG. (R) William J. Lennox, Jr.
Linda J. Srere

OTHER MATTERS
The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board of Directors may recommend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of January 8, 2018 with respect to the beneficial ownership of shares of common stock and Series A Preferred Stock by:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or Series A Preferred Stock;

•	each of our directors, director nominees and NEOs; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of January 8, 2018 and RSUs that are currently vested or will be vested within 60 days of January 8, 2018. Shares issuable pursuant to options, warrants and RSUs are deemed outstanding for computing the percentage of the person holding such options, warrants or RSUs but are not deemed outstanding for computing the percentage of any other person. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock and Series A Preferred Stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned						% of Total Voting Power (1)
Directors and Named Executive Officers:	Common Stock			Series A Preferred Stock
	Shares		%	Shares		%
Kimberly J. McWaters (2)	345,114		1.4%	—		—	1.3%
Bryce H. Peterson	37,153		*	—		—	*
Chad A. Freed	53,775		*	—		—	*
Piper P. Jameson (3)	5,208		*	—		—	*
Sherrell E. Smith (4)	91,175		*	—		—	*
David A. Blaszkiewicz	42,567		*	—		—	*
Conrad A. Conrad	56,503		*	—		—	*
Robert T. DeVincenzi	12,262		*	—		—	*
LTG (R) William J. Lennox, Jr.	41,872		*	—		—	*
Roderick R. Paige	49,954		*	—		—	*
Roger S. Penske	44,650		*	—		—	*
Christopher S. Shackelton (5)	3,643,199		14.6%	700,000		100.0%	18.8%
Linda J. Srere	53,503		*	—		—	*
Kenneth R. Trammell	47,022		*	—		—	*
John C. White (6)	2,577,513		10.3%	—		—	9.8%
All directors and executive officers as a group (17 persons) (7)	7,117,834		28.4%	700,000		100.0%	31.9%

5% Holders: (8)
Coliseum Capital Management, LLC	3,643,199	(9)	14.6%	700,000	(10)	100.0%	18.8%	(11)
Stadium Capital Management LLC (12)	2,205,639		8.8%	—		—	8.4%
Sterling Capital Management, LLC (13)	1,329,945		5.3%	—		—	5.1%
______________________________

*	Less than 1%.
(1)
As of the close of business on January 8, 2018, there were 25,013,748 shares of our common stock and 700,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of common stock, and not as a separate class, on an as-converted basis. The shares of Series A Preferred Stock are convertible into an aggregate of 21,021,021 shares of common stock. However, prior to the receipt of regulatory approval (as provided in the Certificate of Designations), the Series A Preferred Stock may only be voted to the extent that the aggregate voting power of all the Series A Preferred Stock and any common stock issued upon conversion thereof does not exceed 4.99% of the aggregate voting power of all of our voting stock outstanding at the close of business on June 24, 2016. As a result, the shares of Series A Preferred Stock are entitled to an aggregate of only 1,289,576 votes. As such, the total number of shares entitled to vote as of January 8, 2018 is 26,303,324. For additional information, please see “Certain Relationships and Related Transactions - Securities Purchase Agreement - Voting,” which is included elsewhere in this Proxy Statement.

(2)	Ms. McWaters has sole voting and investment power over 344,407 shares and shared voting and investment power over 707 shares.

(3)	Consists of 5,208 shares of common stock underlying restricted stock units which vest within 60 days of January 8, 2018.
(4)	Mr. Smith has sole voting and investment power over 71,514 shares and shared voting and investment power over 19,661 shares.
(5)	Reference is made to footnotes (9), (10) and (11) below.
(6)
Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC and 1,000 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 111,838 shares and shared voting and investment power over 2,465,675 shares.

(7)	Includes 7,112,626 shares of common stock and 5,208 shares of common stock underlying restricted stock units which vest within 60 days of January 8, 2018.
(8)
For 5% Holders, the Company is relying on the numbers of shares as reported in the applicable Schedule 13D or Schedule 13G and calculating the percentages in this table based on the number of shares outstanding at January 8, 2018.  Accordingly, certain holders who previously filed a Schedule 13D or Schedule 13G have been excluded where their percentage ownership at the record date as so calculated falls below the 5% threshold.

(9)
CCM holds shared voting and dispositive power with respect to 3,601,724 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap (as defined below) and the Investor Voting Cap. CC holds shared voting and dispositive power with respect to 2,742,231 shares of common stock, which does not include1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 15,787,901 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. CCP holds shared voting and dispositive power with respect to 2,167,822 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 9,199,913 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Coliseum Capital Partners II, L.P. (“CCPII”) holds shared voting and dispositive power with respect to 574,409 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 1,630,544 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Adam Gray holds shared voting and dispositive power with respect to 3,601,724 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Christopher Shackelton holds (a) sole voting and dispositive power with respect to 41,475 shares of common stock held directly by Shackelton, his spouse and trusts for the benefit of his descendants and (b) shared voting and dispositive power with respect to 3,601,724 shares of common stock, which does not include 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap. Also not included are (a) 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 19,731,445 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap over which Coliseum holds shared voting and dispositive power, or (b) 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock or 2,378,292 shares of common stock (or the voting equivalent thereof) subject to the Conversion Cap and the Investor Voting Cap over which Coliseum Capital Co-Invest, L.P. (“CCC”) holds shared voting and dispositive power. The business address for the foregoing is 105 Rowayton Avenue, Rowayton, CT 06853. For additional information, please see “Certain Relationships and Related Transactions - Securities Purchase Agreement,” which is included elsewhere in this Proxy Statement.

(10)
CCM holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. CC holds shared voting and dispositive power with respect to 568,680 shares of Series A Preferred Stock. CCP holds shared voting and dispositive power with respect to 349,300 shares of Series A Preferred Stock. CCPII holds shared voting and dispositive power with respect to 97,240 shares of Series A Preferred Stock. Coliseum holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. CCC holds shared voting and dispositive power with respect to 122,140 shares of Series A Preferred Stock. Mr. Gray holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock. Mr. Shackelton holds shared voting and dispositive power with respect to 700,000 shares of Series A Preferred Stock.

(11)
Based on an aggregate of (a) 3,643,199 shares of common stock and (b) 1,289,576 shares of common stock that could be obtained upon conversion of Series A Preferred Stock or that could be voted pursuant to the as-converted voting provisions of the Series A Preferred Stock.

(12)
Based solely on the information provided in a Schedule 13G (Amendment No. 6) filed by Stadium Capital Management, LLC (“SCM”), Stadium Capital Management GP, L.P. (“SCMGP”), Stadium Capital Partners, L.P. (“SCP”), Alexander M. Seaver (“Seaver”) and Bradley R. Kent (“Kent”) with the SEC as of November 28, 2017. The filings show ownership as follows: SCM, SCMGP, Seaver and Kent - shared voting and dispositive power over 2,205,639 shares; and SCP - shared voting and dispositive power over 2,064,925 shares. The business address for these filers is 199 Elm Street, New Canaan, CT 06840-05321.

(13)
Based solely on the information provided in a Schedule 13G/A (Amendment No. 1) filed by Sterling Capital Management LLC (“Sterling”) with the SEC as of January 26, 2015. Sterling reported sole voting and dispositive power over 1,329,945 shares. Sterling’s business address is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

Unless otherwise noted, the address of each person named in the table is 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file reports of holdings and transactions in our shares with the SEC. For the fiscal year ended September 30, 2017, to our knowledge and based solely on a review of copies of reports furnished to us, or written representations, we believe that the applicable reporting requirements of Section 16(a) have been satisfied.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy Regarding Transactions with Related Persons
Our Board of Directors adopted a written Related Party Transaction Policy (the “Policy”) pursuant to which all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $120,000 in any fiscal year in which us, including any of our subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with us and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to us of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the committee deems relevant.
The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee. These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by us to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.

Registration Rights Agreements
We are a party to a registration rights agreement with, among others, the following stockholders: (i) JZ Equity Partners PLC and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Whites’ Family Company, LLC; and (iv) Robert D. Hartman. The registration rights agreement provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholder parties to this agreement, including Whites’ Family Company, LLC, an entity controlled by John C. White, a current director and former Chairman of the Board of Directors. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who are a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account. Pursuant to the registration rights agreement, the “piggyback” right terminates from and after the date on which those stockholders cease to beneficially own at least 1% of our issued and outstanding shares of common stock.
We are also a party to a registration rights agreement with Coliseum. For discussion of this agreement, see "Securities Purchase Agreement - Reservation of Shares Issuable upon Conversion" below.

Transactions with Management and Others
Since 1991, we have leased some of our properties from entities controlled by John C. White, a current director and former Chairman of our Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.
Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on August 31, 2022. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White. Annual base lease payments for the first year under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index.
The table below sets forth the total payments that the Company made in fiscal 2015, 2016 and 2017 under these leases:

	John C. and Cynthia L. White 1989 Family Trust	Delegates LLC
Fiscal 2015	$785,941	$1,274,103
Fiscal 2016	$811,656	$1,235,646
Fiscal 2017	$843,795	$1,112,191

We believe that the rental rates under these leases approximated fair market rental value of the properties at the time the lease agreements were negotiated.
John Murphy, the brother of our President and Chief Executive Officer, Kimberly J. McWaters, works for us as our Admissions Process Director and has been employed by us for over 15 years. Mr. Murphy’s compensation in fiscal 2017 totaled approximately $187,234. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Plan.
Lori Smith, the wife of our Executive Vice President of Admissions and Operations, Sherrell E. Smith, works for us as our Vice President of Business Intelligence and Integrated Technology Solutions and has been employed by us for over 20 years. Ms. Smith’s compensation in fiscal 2017 totaled approximately $269,818. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Plan.
Securities Purchase Agreement
On June 24, 2016, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Coliseum, an affiliate of CCM, pursuant to which we issued and Coliseum purchased 700,000 shares of Series A Preferred Stock, par value $0.0001 per share (the “Purchased Shares”) for a total purchase price of $70,000,000. The Purchase Agreement contained customary representations, warranties, covenants and indemnity provisions, including covenants relating to, among other things, information rights, the Company’s financial reporting, tax matters, listing compliance under the NYSE, stockholder and regulatory approval and use of proceeds.

The description below provides a summary of certain material terms of the Series A Preferred Stock pursuant to the Purchase Agreement and set forth in the Certificate of Designations (“Certificate”) of the Series A Preferred Stock:
Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to our common stock and each other junior class or series of shares that we may issue in the future. The Series A Preferred Stock will also rank junior to any future indebtedness.
Dividends. We may pay a cash dividend on each share of the Series A Preferred Stock at a rate of 7.5% per year on the liquidation preference then in effect (“Cash Dividend”). Such dividend shall be paid before any dividends would be declared or paid to common stockholders or other junior stockholders. If we do not pay a Cash Dividend, the liquidation preference shall be increased to an amount equal to the current liquidation preference in effect plus an amount reflecting that liquidation preference multiplied by the Cash Dividend rate then in effect plus 2.0% per year (“Accrued Dividend”). Cash Dividends are payable semi-annually in arrears on September 30 and March 31 of each year, and will begin to accrue on the first day of the applicable dividend period. We paid Cash Dividends of $1.4 million at September 30, 2016, $2.6 million at March 31, 2017 and $2.6 million at September 30, 2017.
The Series A Preferred Stock includes participation rights such that, in the event that we pay a dividend or make a distribution on the outstanding common stock, we shall also pay to each holder of the Series A Preferred Stock a dividend on an as converted basis.
If we are required to or elect to obtain stockholder and regulatory approval and if such approval is not obtained within the time periods set forth in the Certificate, the dividend rates with respect to the Cash Dividend and Accrued Dividend will be increased by 5.0% per year, not to exceed a maximum of 14.5% per year, subject to downward adjustment on obtaining the foregoing approvals.
Liquidation Preference. In the event of voluntary or involuntary liquidation, dissolution or winding up of our company, holders of the Series A Preferred Stock are entitled to receive, before any distribution or payment to the holders of any common or junior stock, an amount per share of Series A Preferred Stock equal to the liquidation preference then in effect, which would include any Accrued Dividends. Alternatively, the holder may choose to receive the amount that would be payable per share of common stock issued upon conversion of the Series A Preferred Stock immediately prior to such liquidation event.
Mergers (regardless of whether we remain the surviving entity), sale of substantially all of our assets or any other recapitalization, reclassification or other transaction in which substantially all of our common stock is exchanged or converted into cash or other property are considered Deemed Liquidation Events. The agreement provides that, in the case of a Deemed Liquidation Event, each holder of Series A Preferred Stock shall be entitled to receive the liquidation amount they would receive under a normal liquidation event; however, the liquidation amount must be in the same form of consideration as is payable to the holders of our common stock.
Voting. Holders of shares of Series A Preferred Stock will be entitled to vote with the holders of shares of common stock on an as-converted basis. The holders of the Series A Preferred Stock may vote only to an extent not to exceed 4.99% of the aggregate voting power of all of our voting stock outstanding on the issue date of June 24, 2016 (“Investor Voting Cap”), until such time that we seek regulatory approval to remove this cap. Additionally, a majority of the voting power of the Series A Preferred Stock must approve certain significant actions, including, among others, the issuance of certain equity securities; the repurchase, redemption or acquisition of our common stock; the incurrence of debt; the payment of dividends or distributions to any junior stock prior to December 31, 2017; the consummation of certain acquisitions, mergers or other such transactions; and the sale of material assets.
CCM, an affiliate of Coliseum, and its affiliates also beneficially own 3,643,199 shares of our common stock, as reported in a form 13D/A filed with the SEC on June 28, 2016; this represents approximately 14.6% of our outstanding common stock as of the record date of January 8, 2018. There is no voting limitation on this common stock.
Conversion.
Conversion Rate and Conversion Price. The conversion rate for the Series A Preferred Stock will be calculated by dividing the current liquidation preference by the conversion price then in effect. The initial conversion price for the Series A Preferred Stock is $3.33 per share. The conversion price is subject to adjustment upon the occurrence of certain common stock events, as defined in the Purchase Agreement, including stock splits, reverse stock splits or the issuance of common stock dividends.
Optional Conversion by Purchaser. Shares of Series A Preferred Stock are convertible in common stock at any time at the option of the holder. The Series A Preferred Stock may be converted only to the extent that the number of shares of common stock issued upon conversion does not exceed 4.99% of the total share of common stock outstanding on the issue date (“Conversion Cap”). The Conversion Cap was calculated to be 1,225,227 shares on the issue date of June 24, 2016, and may be removed upon regulatory approval.
Optional Conversion by Our Company. If at any time following the third anniversary of the issuance of the Series A Preferred Stock, the volume weighted average price of our common stock equals or exceeds 2.5 times the conversion price of the Series A Preferred Stock for a period of 20 consecutive trading days (“Conversion Trigger”), we may, at our option and subject to obtaining any required stockholder and regulatory approvals, require that any or all of the then outstanding shares of Series A Preferred Stock be automatically converted into our common stock at the conversion rate. We may not elect such conversion during the closed trading window periods in which any director or executive officer of our company is prohibited by us to, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of our company. If we are unable to obtain the necessary regulatory approvals to remove the Conversion Cap within 120 days of giving our notice of intent to convert, we will have the option to redeem all shares of the Series A Preferred Stock at a premium.
Optional Special Dividend and Conversion on Certain Change of Control. Upon a change of control, at the written election by holders of a majority of the then outstanding shares of Series A Preferred Stock, we shall declare and pay a special cash dividend in the amount equal to either 1.5 or 2.0 times the Cash Dividend rate, depending on the type of change in control, multiplied by the liquidation preference per share then in effect.
Redemption at the Option of Our Company. We have the ability to redeem the Series A Preferred Stock at any time after the third anniversary of the issue date, provided that the Conversion Trigger has not been met on the date of the redemption notice. Holders of the Series A Preferred Stock will be able to convert their shares into common stock if neither the Investor Voting Cap nor Conversion Cap is in effect. If they do not provide notice of conversion within 10 days of receipt of the redemption notice, the redemption will proceed at a price per share equal to the product of the current conversion rate and 2.5 times the conversion price. If either the Investor Voting Cap or Conversion Cap is in effect at the date of the notice of redemption, the holder may request that we obtain the necessary regulatory approval for its removal.
After the tenth anniversary of the issue date, we have the ability to redeem the Series A Preferred Stock in whole or in part at any time. Holders of the Series A Preferred Stock will then be able to convert their shares into common stock if neither the Investor Voting Cap nor Conversion Cap is in effect. If they do not provide notice of conversion within 10 days of receipt of the redemption notice, the redemption will proceed at a price per share equal to the current liquidation preference. If either the Investor Voting Cap or Conversion Cap is in effect at the date of the notice of redemption, the holder may request that we obtain the necessary regulatory approval for its removal.
Anti-dilution. The conversion price of the Series A Preferred Stock is subject to certain customary anti-dilution protections should we effect certain common stock events, such as stock splits, stock dividends or subdivisions, reclassifications or combinations of our common stock. In such events, the conversion price will be adjusted in a proportionate manner to the change in outstanding share of common stock immediately preceding and immediately after the event.
Reservation of Shares Issuable upon Conversion. We are required, at all times, to reserve and keep available out of our authorized and unissued shares of common stock the number of shares that would be issuable upon conversion of all Series A Preferred Stock, assuming that the Conversion Cap does not apply. If this reserve is not sufficient at any point to allow for full conversion, we shall be required to take action to increase our pool of authorized but unissued shares.
Under the Securities Act, we were not required to register the offer or sale of the Series A Preferred Stock to the Purchaser. In conjunction with the Purchase Agreement, the parties entered into a Registration Rights Agreement in order to grant the Purchaser certain demand and piggyback registration rights covering the purchased shares. In the event that the Purchaser requests such registration of the Series A Preferred Stock, the Registration Rights agreement provides that we shall bear all expenses associated with the registration, with the exception of underwriting discounts and commissions and brokerage fees.
Board Representation. Pursuant to the Certificate, for so long as Coliseum, its Affiliates or any of its or its Affiliates’ transferees approved by the Company beneficially own at least a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock, by the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the right to designate one member to our Board of Directors who, subject to applicable law and regulations (including NYSE listing standards) may be appointed to a minimum of two committees of our Board of Directors. On June 29, 2016, our Board of Directors, upon the designation by the holders of Series A Preferred Stock, and upon deeming such appointment to be in the best interests of the Company, elected Mr. Shackelton, a Managing Partner at CCM, to our Board of Directors. As Managing Partner and a co-founder of CCM, Mr. Shackelton has an indirect interest in the transaction.

Pursuant to CCM’s company policy, Mr. Shackelton may not personally benefit from compensation he receives for serving as a director of any company in which CCM holds an equity interest. Mr. Shackelton has agreed that such compensation shall inure to the benefit of CCP. Further, we have agreed with Mr. Shackelton to provide such compensation in cash to avoid the complexity and expense of unregistered equity issuances as well as to avoid potential accumulations of common stock by CCM and its affiliates that could trigger the shareholder rights plan.

SUBMISSION OF STOCKHOLDER PROPOSALS
From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the SEC. We intend to hold our year 2019 annual meeting during March 2019. We must receive proposals for our 2019 annual meeting no later than September 24, 2018 for possible inclusion in our proxy materials, or between November 7, 2018 and December 7, 2018, for possible consideration at the meeting. Stockholders should direct any communications, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
ANNUAL REPORT
Our 2017 Annual Report to stockholders has been made available to stockholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.
Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended September 30, 2017 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
NO INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, telephone (623) 445-9500.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 7, 2018
This Proxy Statement and 2017 Annual Report to stockholders are available at http://www.envisionreports.com/uti.
Scottsdale, Arizona
Dated: January 17, 2018

UNIVERSAL TECHNICAL INSTITUTE

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on March 6, 2018.

Vote by Internet

- Go to **www.envisionreports.com/UTI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends a Vote FOR Item 1 and Item 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - LTG(R) William J. Lennox, Jr.	☐	☐	☐	02 - Roger S. Penske	☐	☐	☐	03 - Linda J. Srere	☐	☐	☐
04 - John C. White	☐	☐	☐								

	For	Against	Abstain
2. Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the year ending September 30, 2018.	☐	☐	☐

At the proxies' discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X